                           OFFER TO PURCHASE FOR CASH

                     ALL OUTSTANDING SHARES OF COMMON STOCK

                                       OF

                       ALLIED LIFE FINANCIAL CORPORATION

                                       AT

                          $30.00 NET PER COMMON SHARE

                                       BY

                    NATIONWIDE LIFE ACQUISITION CORPORATION
                          A WHOLLY OWNED SUBSIDIARY OF

                      NATIONWIDE MUTUAL INSURANCE COMPANY

           THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M.,
 NEW YORK CITY TIME, ON MONDAY, AUGUST 31, 1998, UNLESS THE OFFER IS EXTENDED.

  THE BOARD OF DIRECTORS OF ALLIED LIFE FINANCIAL CORPORATION (THE "COMPANY"),
    ACTING ON THE UNANIMOUS RECOMMENDATION OF A COMMITTEE (THE "COMMITTEE") CONSISTING OF ALL OF THE UNAFFILIATED DIRECTORS, HAS UNANIMOUSLY DETERMINED THAT
     THE OFFER AND THE MERGER ARE FAIR TO AND IN THE BEST INTERESTS OF THE SHAREHOLDERS OF THE COMPANY AND RECOMMENDS THAT ALL SHAREHOLDERS OF THE COMPANY
 ACCEPT THE OFFER, TENDER THEIR SHARES PURSUANT TO THE OFFER AND, IF REQUIRED,
                          VOTE IN FAVOR OF THE MERGER.
                            ------------------------

   THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, (1) THERE BEING VALIDLY TENDERED TO NATIONWIDE MUTUAL INSURANCE COMPANY ("PARENT") AND NATIONWIDE GROUP ACQUISITION CORPORATION, A WHOLLY OWNED SUBSIDIARY OF PARENT ("PURCHASER"), AND
 NOT PROPERLY WITHDRAWN PRIOR TO THE EXPIRATION OF THE OFFER AT LEAST 2,000,000
   COMMON SHARES OF THE COMPANY, (2) PARENT AND PURCHASER HAVING OBTAINED ALL INSURANCE REGULATORY APPROVALS NECESSARY FOR THEIR ACQUISITION OF CONTROL OF THE COMPANY AND ITS INSURANCE SUBSIDIARY ON TERMS AND CONDITIONS REASONABLY
 SATISFACTORY TO PURCHASER, AND (3) THE SATISFACTION OF CERTAIN CONDITIONS WITH RESPECT TO THE MERGER OF ALLIED MUTUAL INSURANCE COMPANY WITH AND INTO PARENT.
  SEE SECTIONS 1 AND 14. THE OFFER IS NOT CONDITIONED UPON PURCHASER OBTAINING
                                   FINANCING.

                                   IMPORTANT

    Any shareholder desiring to tender all or any portion of such shareholder's Common Shares should either (i) complete and sign the Letter of Transmittal (or a facsimile thereof) in accordance with the instructions in the Letter of Transmittal, have such shareholder's signature thereon guaranteed if required by Instruction 1 to the Letter of Transmittal, mail or deliver the Letter of Transmittal (or such facsimile thereof) and any other required documents to the Depositary (as defined herein) and either deliver the certificates for such Common Shares to the Depositary along with the Letter of Transmittal (or a facsimile thereof) or deliver such Common Shares pursuant to the procedures for book-entry transfers set forth in Section 3 prior to the expiration of the Offer or (ii) request such shareholder's broker, dealer, commercial bank, trust company or other nominee to effect the transaction for such shareholder. A shareholder having Common Shares registered in the name of a broker, dealer, commercial bank, trust company or other nominee must contact such broker, dealer, commercial bank, trust company or other nominee if such shareholder desires to tender such Common Shares.

    Any shareholder who desires to tender Common Shares and whose certificates for such shares are not immediately available, or who cannot comply with the procedures for book-entry transfers described in this Offer to Purchase on a timely basis, may tender such Common Shares by following the procedures for guaranteed delivery set forth in Section 3.

    Questions and requests for assistance may be directed to the Information Agent or the Dealer Manager at their respective addresses and telephone numbers set forth on the back cover of this Offer to Purchase. Additional copies of this Offer to Purchase, the Letter of Transmittal or other tender offer materials may be obtained from the Information Agent.

                      The Dealer Manager for the Offer is:

                           CREDIT SUISSE FIRST BOSTON
June 10, 1998

                               TABLE OF CONTENTS

INTRODUCTION................................................     1
 1. Terms of the Offer; Expiration Date.....................     3
 2. Acceptance for Payment and Payment for Common Shares....     5
 3. Procedures for Tendering Common Shares..................     6
 4. Withdrawal Rights.......................................     8
 5. Certain Federal Income Tax Consequences.................     9
 6. Price Range of Shares; Dividends........................    10
 7. Effect of the Offer on the Market for the Common Shares;
    Exchange Listing and Exchange Act Registration; Margin
    Regulations.............................................    10
 8. Certain Information Concerning the Company..............    11
 9. Certain Information Concerning Purchaser and Parent.....    12
10. Source and Amount of Funds..............................    14
11. Background of the Offer; Contacts with the Company......    14
12. Purpose of the Offer and the Merger; The Merger
    Agreement; Certain Considerations.......................    15
13. Dividends and Distributions.............................    30
14. Conditions of the Offer.................................    30
15. Certain Legal Matters; Regulatory Approvals; Certain
  Litigation................................................    31
16. Fees and Expenses.......................................    34
17. Miscellaneous...........................................    35
SCHEDULE I..................................................   I-1

To the Holders of Common Stock
of Allied Life Financial Corporation:

                                  INTRODUCTION

     Nationwide Life Acquisition Corporation ("Purchaser"), an Ohio corporation and a wholly owned subsidiary of Nationwide Mutual Insurance Company, an Ohio mutual insurance company ("Parent"), hereby offers to purchase all outstanding shares of common stock, no par value (the "Common Shares"), of Allied Life Financial Corporation, an Iowa corporation (the "Company"), at a price of $30.00 per Common Share, net to the seller in cash, without interest thereon (the "Offer Price"), upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal (which, as amended from time to time, together constitute the "Offer").

     Tendering shareholders who have shares registered in their own name and who tender shares directly to the Depositary will not be obligated to pay brokerage fees or commissions or, except as set forth in Instruction 6 of the Letter of Transmittal, stock transfer taxes on the purchase of Common Shares by Purchaser pursuant to the Offer. Shareholders who hold their shares through a bank or broker should check with such institution as to whether or not it charges any fees applicable to a tender of shares. Purchaser will pay all charges and expenses of Credit Suisse First Boston Corporation, as Dealer Manager ("Credit Suisse First Boston" or the "Dealer Manager"), ChaseMellon Shareholder Services, L.L.C., as Depositary (the "Depositary"), and Georgeson & Company Inc., as Information Agent (the "Information Agent"), incurred in connection with the Offer. See Section 16.

     THE BOARD OF DIRECTORS OF THE COMPANY (THE "COMPANY BOARD"), ACTING ON THE UNANIMOUS RECOMMENDATION OF THE COMMITTEE, HAS UNANIMOUSLY APPROVED THE OFFER AND THE MERGER (AS DEFINED BELOW) AND DETERMINED THAT THE OFFER AND THE MERGER ARE FAIR TO, AND IN THE BEST INTERESTS OF, THE SHAREHOLDERS OF THE COMPANY AND RECOMMENDS THAT ALL SHAREHOLDERS OF THE COMPANY ACCEPT THE OFFER, TENDER THEIR COMMON SHARES PURSUANT TO THE OFFER AND, IF REQUIRED, VOTE IN FAVOR OF THE MERGER.

CERTAIN CONDITIONS TO THE OFFER

     The Offer is conditioned upon, among other things, the Minimum Condition and the Insurance Regulatory Approval Condition, each as defined below. The Offer is also subject to certain other conditions. See Section 14, which sets forth the conditions to consummation of the Offer, and Section 15, which discusses certain legal matters and regulatory consents and approvals.

     THE MINIMUM CONDITION. CONSUMMATION OF THE OFFER IS CONDITIONED UPON THERE BEING VALIDLY TENDERED AND NOT PROPERLY WITHDRAWN PRIOR TO THE EXPIRATION OF THE OFFER AT LEAST 2,000,000 COMMON SHARES OF THE COMPANY (THE "MINIMUM CONDITION").

     THE INSURANCE REGULATORY APPROVAL CONDITION. CONSUMMATION OF THE OFFER IS CONDITIONED UPON PARENT AND PURCHASER HAVING OBTAINED ALL INSURANCE REGULATORY APPROVALS NECESSARY FOR THEIR ACQUISITION OF CONTROL OF THE COMPANY AND ITS INSURANCE SUBSIDIARIES ON TERMS AND CONDITIONS REASONABLY SATISFACTORY TO PURCHASER(THE "INSURANCE REGULATORY APPROVAL CONDITION").

     According to the Merger Agreement (as defined below), the Company, which is domiciled in Iowa, owns a life insurance company domiciled in Iowa. Accordingly, the acquisition of Common Shares satisfying the Minimum Condition pursuant to the Offer will require a filing with, and approval of, state insurance regulatory authorities (the "Insurance Commission" or "Insurance Commissioner") under the insurance code (the "Insurance Code") of Iowa. Similar filings and approvals may also be required pursuant to Section 3925.08(D)(2) of the Ohio Revised Code.

     The Insurance Code of Iowa and the rules that have been promulgated thereunder contain provisions applicable to the acquisition of "control" of a domestic insurer, including a presumption of control that arises from the ownership of ten percent (10%) or more of the voting securities of a domestic insurer or of a person that controls a domestic insurer. Generally, any person seeking to acquire voting securities, such as the Common Shares, in an amount that would result in such person controlling, directly or indirectly, a domestic insurer must, together with any person ultimately controlling such person, file with the Insurance Commission certain information concerning the acquisition of control (generally known as a "Form A") and send a copy of each Form A to the domestic insurer. As soon as practicable following the date of this Offer to Purchase, Parent and Purchaser will make a Form A filing, including a copy of this Offer to Purchase and other related information with respect to the Offer, with the Iowa Insurance Commission and will send a copy thereof to the relevant domestic insurer.

     In Iowa, the Form A filing triggers public hearing requirements and commences statutory periods within which decisions must be rendered approving or disapproving the acquisition of control of the Company by Parent and Purchaser. The period within which hearings must be commenced or a decision rendered generally does not begin until the Insurance Commissioner has deemed the Form A filing complete. The Insurance Commissioner has discretion to request that additional information be furnished before it deems the Form A filing complete. The Insurance Code provides certain statutory standards for the approval or the disapproval of the acquisition of control of the Company. However, the Insurance Code also permits the Insurance Commissioner discretion in determining whether such standards have been met.

     Section 3925.08(D)(2) of the Ohio Insurance Code requires certain insurance companies domiciled in Ohio to obtain approval from the Ohio Insurance Commission for certain investments in the outstanding stocks of a corporation where such investment exceeds two and one-half percent (2 1/2%) of the total admitted assets of the company making the investment as of the preceding December 31.

     Certain other conditions to consummation of the Offer are described in
Section 14 and Section 15. Among other things, the Offer is conditioned upon the satisfaction of certain conditions with respect to the merger of Allied Mutual Insurance Company ("Allied Mutual") with and into Parent. Purchaser expressly reserves the right in its sole discretion to waive any one or more of the conditions to the Offer. See Section 14 and Section 15.

     The Offer is being made pursuant to the Agreement and Plan of Merger dated as of June 3, 1998 (the "Merger Agreement"), among Parent, Purchaser and the Company pursuant to which, following the consummation of the Offer and the satisfaction or waiver of certain conditions, Purchaser will be merged with and into the Company, with the Company surviving (as such, the "Surviving Corporation") as a wholly owned subsidiary of Parent (the "Merger"). In the Merger, each outstanding Common Share (other than Common Shares held by the Company as treasury stock or by shareholders, if any, who are entitled to and who properly exercise dissenters' rights under Iowa law) will be converted into the right to receive $30.00 net per Common Share in cash, without interest thereon. See Section 12.

     Parent, in addition to entering into the Merger Agreement, has entered into an Agreement and Plan of Merger, dated as of June 3, 1998 (the "Allied Mutual Merger Agreement") with Allied Mutual Insurance Company ("Allied Mutual"), providing for the merger of Allied Mutual into Parent (the "Allied Mutual Merger"). The Allied Mutual Merger Agreement contemplates that, immediately prior to the consummation of the Allied Mutual Merger, Allied Mutual would make an extraordinary distribution of $110 million in cash to Allied Mutual's policyholders. Parent has also entered into an Agreement and Plan of Merger, dated as of June 3, 1998 (the "Allied Group Merger Agreement") providing for the merger of a subsidiary of Parent with and into Allied Group, Inc. ("Allied Group"), with Allied Group being the surviving corporation (the "Allied Group Merger"). In the Allied Group Merger, the holders of the outstanding shares of common stock of Allied Group (other than Allied Mutual and holders exercising dissenters' rights of appraisal) would receive $48.25 per share, net to the seller, in cash, without interest thereon.

     The Merger is subject to a number of conditions, including approval by shareholders of the Company, if such approval is required by law. In the event Purchaser acquires 90% or more of the outstanding shares of each class of stock pursuant to the Offer, Purchaser would be able to effect the Merger pursuant to the short-form merger provisions of the Iowa Business Corporation Act (the "Iowa Corporation Act") without any action by any other shareholder of the Company. Allied Mutual, which owns all of the 6.75% Series Preferred Stock, no par value (the "6.75% Preferred Shares"), has entered into a Shareholder Agreement with Parent (the "Shareholder Agreement") pursuant to which Allied Mutual has agreed, among other things, that at any meeting of shareholders of the Company called to vote upon the Merger and the Merger Agreement, it will vote Common Shares held by it as well as the 6.75% Preferred Shares held by it in favor of the Merger and against alternative transactions. Allied Mutual has also agreed that it will not dispose of any Common Shares or 6.75% Preferred Shares held by it. Under the Company's Employee Stock Ownership Plan ("ESOP"), State Street Bank and Trust Company as the ESOP Trustee (the "ESOP Trustee") is required to provide each participant with the opportunity to direct the ESOP Trustee with regard to the conversion and tender of the Series A ESOP Convertible Preferred Stock, no par value (the "ESOP Preferred Shares") allocated to the participant's account, prior to the Merger, making such shares eligible for tender pursuant to the Offer. Subject to applicable law, the organizational documents of the ESOP also provide that the ESOP Trustee may not convert or tender allocated ESOP Preferred Shares as to which no instructions are received. The Company has represented to Purchaser that as of the close of business on June 2, 1998, there were 4,420,974 Common Shares and 104,726 ESOP Preferred Shares issued and outstanding. Each ESOP Preferred Share is convertible into one Common Share. In addition, the Company has represented to Purchaser that as of June 2, 1998, there were 193,686 Common Shares subject to options under the Company's stock option plans. Based on the foregoing and assuming that no further options were granted, expired or exercised after June 2, 1998 and that no Common Shares were issued or acquired by the Company after June 2, 1998, there would be 4,719,386 Common Shares outstanding on a fully diluted basis. Therefore, if Purchaser acquires the right to vote at least 4,247,448 Common Shares pursuant to the Offer or the Shareholder Agreement, it would control at least 90% of the then outstanding Common Shares on a fully diluted basis. See Section 12.

     The Merger Agreement is more fully described in Section 12. Certain Federal income tax consequences of the sale of Common Shares pursuant to the Offer and the exchange of Common Shares for the Merger Consideration pursuant to the Merger are described in Section 5.

     THIS OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION WHICH SHOULD BE READ CAREFULLY BEFORE ANY DECISION IS MADE WITH RESPECT TO THE OFFER.

1. TERMS OF THE OFFER; EXPIRATION DATE.

     Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any extension or amendment), Purchaser will accept for payment and pay for all Common Shares which are validly tendered prior to the Expiration Date (as hereinafter defined) and not properly withdrawn in accordance with Section 4. The term "Expiration Date" means 5:00 P.M., New York City time, on Monday, August 31, 1998, unless and until Purchaser, in its sole discretion, shall have extended the period of time during which the Offer is open, in which event the term "Expiration Date" shall refer to the latest time and date at which the Offer, as so extended by Purchaser, shall expire.

     The Expiration Date reflects Parent's and Purchaser's current expectation that the Form A hearing in Iowa (as discussed in Section 15 below) will be held at the end of July 1998 and will become final and non-appealable thirty (30) days after the issuance of the Order. Depending on the outcome of the Iowa Form A hearing, it is possible that the Offer may be extended one or more times, which time periods may, in the aggregate be significant.

     The Offer is conditioned upon, among other things, satisfaction of the Minimum Condition, the Insurance Regulatory Approval Condition, and certain conditions with respect to the merger of Allied Mutual with and into Parent. Purchaser expressly reserves the right to modify the terms of the Offer, except that, without the consent of Allied, Purchaser shall not (i) reduce the number of Common Shares subject to the Offer, (ii) reduce the Offer Price, (iii) amend or add to the conditions to the Offer described in Section 14 (and Exhibit A to the Merger Agreement), (iv) except as provided in the next sentence, extend the Offer, (v) change the form of consideration payable in the Offer or (vi) amend any other term of the Offer in any manner adverse to the holders of the Common Shares. Notwithstanding the foregoing, Purchaser may, without the consent of Allied, (i) extend the Offer, if at the scheduled or extended expiration date of the Offer any of the Offer Conditions shall not be satisfied or waived, until such time as such conditions are satisfied or waived, (ii) extend the Offer for any period required by any rule, regulation, interpretation or position of the SEC or the staff thereof applicable to the Offer and (iii) extend the Offer for any reason on one or more occasions for an aggregate period of not more than 10 business days beyond the latest expiration date that would otherwise be permitted under clause (i) or
(ii) of this sentence.

     Subject to the applicable regulations of the SEC and the terms of the Merger Agreement, Purchaser also expressly reserves the right, in its sole discretion, at any time and from time to time, (i) to delay acceptance for payment of, or, regardless of whether such Common Shares were theretofore accepted for payment, payment for, any Common Shares pending receipt of any regulatory approval specified in Section 15 or in order to comply in whole or in part with any other applicable law, (ii) to terminate the Offer and not accept for payment any Common Shares if any of the conditions referred to in Section 14 has not been satisfied or if any of the events specified in Section 14 has occurred and (iii) to waive any condition or otherwise amend the Offer in any respect by giving oral or written notice of such delay, termination, waiver or amendment to the Depositary and by making a public announcement thereof.

     Purchaser acknowledges that (i) Rule 14e-1(c) under the Exchange Act requires Purchaser to pay the consideration offered or return the Common Shares tendered promptly after the termination or withdrawal of the Offer, and (ii) Purchaser may not delay acceptance for payment of, or payment for (except as provided in clause (i) of the first sentence of the preceding paragraph), any Common Shares upon the occurrence of any of the conditions specified in Section 14 without extending the period of time during which the Offer is open.

     Any such extension, delay, termination, waiver or amendment will be followed as promptly as practicable by public announcement thereof, with such announcement in the case of an extension to be made no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date. Subject to applicable law (including Rules 14d-4(c), 14d-6(d) and 14e-1 under the Exchange Act, which require that material changes be promptly disseminated to shareholders in a manner reasonably designed to inform them of such changes) and without limiting the manner in which Purchaser may choose to make any public announcement, Purchaser shall have no obligation to publish, advertise or otherwise communicate any such public announcement, other than by issuing a press release to the Dow Jones News Service.

     If in accordance with the terms of the Merger Agreement and Purchaser makes a material change in the terms of the Offer or the information concerning the Offer, or if it waives a material condition of the Offer, Purchaser will disseminate additional tender offer materials and extend the Offer to the extent required by Rules 14d-4(c), 14d-6(d) and 14e-1 under the Exchange Act. The minimum period during which the Offer must remain open following material changes in the terms of the Offer or information concerning the Offer, other than a change in price or a change in percentage of securities sought, will depend upon the facts and circumstances, including the relative materiality of the changed terms or information. With respect to a change in price or a change in percentage of securities sought, a minimum ten (10) business day period is required to allow for adequate dissemination to shareholders and investor response. As used in this Offer to Purchase, "business day" has the meaning set forth in Rule 14d-1 under the Exchange Act. Accordingly, if, prior to the Expiration Date in accordance with the terms of the Merger Agreement and, Purchaser decreases the number of Common Shares being sought, or increases or decreases the consideration offered pursuant to the Offer, and if the Offer is scheduled to expire at any time earlier than the period ending on the tenth business day from the date that notice of such increase or decrease is first published, sent or given to holders of Common Shares, the Offer will be extended at least until the expiration of such ten (10) business day period.

     Pursuant to the Merger Agreement, the Company has agreed to provide Purchaser with mailing labels and copies of the Company's shareholder lists and security position listings for the purpose of disseminating the Offer to holders of Common Shares. Upon Purchaser's receipt of such information, this Offer to Purchase and the Letter of Transmittal will be mailed to record holders of Common Shares and will be furnished to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the shareholder lists for subsequent transmittal to beneficial owners of Common Shares.

2. ACCEPTANCE FOR PAYMENT AND PAYMENT FOR COMMON SHARES.

     Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), Purchaser will purchase, by accepting for payment, and will pay for, all Common Shares which are validly tendered prior to the Expiration Date (and not properly withdrawn in accordance with Section 4) promptly after the later to occur of (i) the Expiration Date and (ii) the satisfaction or waiver of the regulatory conditions set forth in Section 14. Purchaser expressly reserves the right, in its discretion, to delay acceptance for payment of, or, subject to applicable rules of the SEC, payment for, Common Shares in order to comply in whole or in part with any applicable law. Purchaser understands that, in accordance with the applicable rules of the SEC, any delay in accepting Common Shares, regardless of cause, may not exceed a reasonable length of time. Accordingly, if it appears at the time that the Offer is scheduled to expire that any regulatory approvals specified in Section 14 hereof are not likely to be obtained within a reasonable length of time thereafter, Purchaser will either extend or terminate the Offer.

     In all cases, payment for Common Shares purchased pursuant to the Offer will be made only after timely receipt by the Depositary of (i) the certificates evidencing Common Shares (the "Common Share Certificates"), or timely confirmation of a book-entry transfer (a "Book-Entry Confirmation") of such Common Shares, if such procedure is available, into the Depositary's account at The Depository Trust Company or Philadelphia Depository Trust Company (each a "Book-Entry Transfer Facility" and, collectively, "Book-Entry Transfer Facilities") pursuant to the procedures set forth in Section 3, (ii) the Letter of Transmittal (or facsimile thereof), properly completed and duly executed, or, in the case of a book-entry transfer, an Agent's Message (as defined below) and
(iii) any other documents required by the Letter of Transmittal.

     The term "Agent's Message" means a message, transmitted by a Book-Entry Transfer Facility to, and received by, the Depositary and forming a part of a Book-Entry Confirmation, which states that such Book-Entry Transfer Facility has received an express acknowledgment from the participant in such Book-Entry Transfer Facility tendering the Common Shares that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that Purchaser may enforce such agreement against the participant.

     For purposes of the Offer, Purchaser will be deemed to have accepted for payment, and thereby purchased, Common Shares validly tendered and not properly withdrawn if, as and when Purchaser gives oral or written notice to the Depositary of Purchaser's acceptance of such Common Shares for payment. Payment for Common Shares accepted pursuant to the Offer will be made by deposit of the purchase price therefor with the Depositary, which will act as agent for tendering shareholders for the purpose of receiving payments from Purchaser and transmitting payments to such tendering shareholders. Under no circumstances will interest on the purchase price for Common Shares be paid by Purchaser, regardless of any delay in making such payment. Upon the deposit of funds with the Depositary for the purpose of making payments to tendering shareholders, Purchaser's obligation to make such payment shall be satisfied and tendering shareholders must thereafter look solely to the Depositary for payment of amounts owed to them by reason of the acceptance for payment of Common Shares pursuant to the Offer. Purchaser will pay any stock transfer taxes incident to the transfer to it of validly tendered Common Shares, except as otherwise provided in Instruction 6 of the Letter of Transmittal, as well as any charges and expenses of the Depositary and the Information Agent.

     If any tendered Common Shares are not accepted for payment for any reason pursuant to the terms and conditions of the Offer because of an invalid tender or otherwise, Common Share Certificates evidencing unpurchased Common Shares will be returned, without expense to the tendering shareholder (or, in the case of Common Shares tendered by book-entry transfer into the Depositary's account at a Book-Entry Transfer Facility pursuant to the procedure set forth in Section 3, such Common Shares will be credited to an account maintained at such Book-Entry Transfer Facility), as promptly as practicable following the expiration or termination of the Offer.

     If, prior to the Expiration Date, Purchaser increases the consideration to be paid per Common Share pursuant to the Offer, Purchaser will pay such increased consideration for all such Common Shares purchased pursuant to the Offer, whether or not such Common Shares were tendered prior to such increase in consideration.

3. PROCEDURES FOR TENDERING COMMON SHARES.

     Valid Tender of Common Shares. In order for Common Shares to be validly tendered pursuant to the Offer, the Letter of Transmittal (or facsimile thereof), properly completed and duly executed, with any required signature guarantees, or an Agent's Message (in the case of any book-entry transfer) and any other required documents, must be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase prior to the Expiration Date and either (i) the Common Share Certificates evidencing tendered Common Shares must be received by the Depositary at one of such addresses or Common Shares must be tendered pursuant to the procedure for book-entry transfer described below and a Book-Entry Confirmation must be received by the Depositary, in each case prior to the Expiration Date, or (ii) the tendering shareholder must comply with the guaranteed delivery procedures described below.

     THE METHOD OF DELIVERY OF COMMON SHARE CERTIFICATES AND ALL OTHER REQUIRED DOCUMENTS, INCLUDING DELIVERY THROUGH ANY BOOK-ENTRY TRANSFER FACILITY, IS AT THE SOLE OPTION AND RISK OF THE TENDERING SHAREHOLDER, AND THE DELIVERY WILL BE DEEMED MADE ONLY WHEN ACTUALLY RECEIVED BY THE DEPOSITARY. IF DELIVERY IS BY MAIL, REGISTERED MAIL WITH RETURN RECEIPT REQUESTED, PROPERLY INSURED, IS RECOMMENDED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ENSURE TIMELY DELIVERY.

     Book-Entry Transfer. The Depositary will establish an account with respect to the Common Shares at each Book-Entry Transfer Facility for purposes of the Offer within two (2) business days after the date of this Offer to Purchase, and any financial institution that is a participant in either of the Book-Entry Transfer Facilities' systems may make book-entry delivery of Common Shares by causing a Book-Entry Transfer Facility to transfer such Common Shares into the Depositary's account at a Book-Entry Transfer Facility in accordance with such Book-Entry Transfer Facility's procedures for transfer. However, although delivery of Common Shares may be effected through book-entry transfer at a Book-Entry Transfer Facility, the Letter of Transmittal (or facsimile thereof), properly completed and duly executed, with any required signature guarantees, or an Agent's Message in connection with a book-entry delivery of Common Shares, and any other required documents must, in any case, be transmitted to and received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase prior to the Expiration Date or the tendering shareholder must comply with the guaranteed delivery procedures described below. DELIVERY OF DOCUMENTS TO A BOOK-ENTRY TRANSFER FACILITY IN ACCORDANCE WITH SUCH BOOK-ENTRY TRANSFER FACILITY'S PROCEDURES DOES NOT CONSTITUTE DELIVERY TO THE DEPOSITARY.

     Signature Guarantee. Signatures on all Letters of Transmittal must be guaranteed by a firm which is a bank, broker, dealer, credit union, savings association or other entity that is a member in good standing of the Securities Transfer Agents Medallion Program, the New York Stock Exchange Medallion Signature Guarantee Program or the Stock Exchange Medallion Program (each, an "Eligible Institution"), unless the Common Shares are tendered (i) by a registered holder of Common Shares who has not completed either the box entitled "Special Delivery Instructions" or the box entitled "Special Payment Instructions" on the Letter of Transmittal or (ii) for the account of an Eligible Institution. See Instruction 1 of the Letter of Transmittal.

     If a Common Share Certificate is registered in the name of a person other than the signer of the Letter of Transmittal, or if payment is to be made, or a Common Share Certificate not accepted for payment or not tendered is to be returned, to a person other than the registered holder(s), then the Common Share Certificate must be endorsed or accompanied by appropriate stock powers, in either case signed exactly as the name(s) of the registered holder(s) appear on the Common Share Certificate, with the signature(s) on such Common Share Certificate or stock powers guaranteed as described above. See Instructions 1 and 5 of the Letter of Transmittal.

     Guaranteed Delivery. If a shareholder desires to tender Common Shares pursuant to the Offer and such shareholder's Common Share Certificates are not immediately available or time will not permit all required documents to reach the Depositary prior to the Expiration Date or the procedure for book-entry transfer cannot be completed on a timely basis, such Common Shares may nevertheless be tendered if all the following conditions are satisfied:

          (i) the tender is made by or through an Eligible Institution;

          (ii) a properly completed and duly executed Notice of Guaranteed Delivery, substantially in the form provided by Purchaser herewith, is received by the Depositary as provided below prior to the Expiration Date; and

          (iii) in the case of a guarantee of Common Shares, the Common Share Certificates for all tendered Common Shares, in proper form for transfer, or a Book-Entry Confirmation, together with a properly completed and duly executed Letter of Transmittal (or manually signed facsimile thereof) with any required signature guarantee (or, in the case of a book-entry transfer, an Agent's Message) and any other documents required by such Letter of Transmittal, are received by the Depositary within three (3) New York Stock Exchange, Inc. ("NYSE") trading days after the date of execution of the Notice of Guaranteed Delivery. A trading day is any day on which securities are traded on the NYSE.

     Any Notice of Guaranteed Delivery may be delivered by hand or transmitted by telegram, facsimile transmission or mail to the Depositary and must include a guarantee by an Eligible Institution in the form set forth in the Notice of Guaranteed Delivery.

     IN ALL CASES, COMMON SHARES SHALL NOT BE DEEMED VALIDLY TENDERED UNLESS A PROPERLY COMPLETED AND DULY EXECUTED LETTER OF TRANSMITTAL (OR A FACSIMILE THEREOF) IS RECEIVED BY THE DEPOSITARY.

     Notwithstanding any other provision hereof, payment for Common Shares purchased pursuant to the Offer will, in all cases, be made only after timely receipt by the Depositary of (i) the Common Share Certificates, evidencing such Common Shares, or a Book-Entry Confirmation of the delivery of such Common Shares, if available, (ii) a properly completed and duly executed Letter of Transmittal (or manually signed facsimile thereof) (or in the case of a book-entry transfer, an Agent's Message) and (iii) any other documents required by the Letter of Transmittal.

     Determination of Validity. All questions as to the validity, form, eligibility (including time of receipt) and acceptance for payment of any tendered Common Shares pursuant to any of the procedures described above will be determined by Purchaser in its sole discretion, whose determination will be final and binding on all parties. Purchaser reserves the absolute right to reject any or all tenders of any Common Shares determined by it not to be in proper form or if the acceptance for payment of, or payment for, such Shares may, in the opinion of Purchaser's counsel, be unlawful. Purchaser also reserves the absolute right, in its sole discretion, to waive any of the conditions of the Offer, to the extent permitted by the Merger Agreement and applicable laws or any defect or irregularity in any tender with respect to Common Shares of any particular shareholder, whether or not similar defects or irregularities are waived in the case of other shareholders. No tender of Common Shares will be deemed to have been validly made until all defects and irregularities have been cured or waived.

     Purchaser's interpretation of the terms and conditions of the Offer (including the Letter of Transmittal and the instructions thereto) will be final and binding. None of Parent, Purchaser, the Dealer Manager, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in tenders or will incur any liability for failure to give any such notification.

     Appointment as Proxy. By executing a Letter of Transmittal as set forth above, a tendering shareholder irrevocably appoints designees of Purchaser as such shareholder's proxies, each with full power of substitution, to the full extent of such shareholder's rights with respect to the Common Shares tendered by such shareholder and accepted for payment by Purchaser (and any and all noncash dividends, distributions, rights, other Common Shares, or other securities issued or issuable in respect of such Common Shares on or after the date of this Offer to Purchase). All such proxies shall be considered coupled with an interest in the tendered Common Shares. This appointment will be effective if, when, and only to the extent that, Purchaser accepts such Common Shares for payment pursuant to the Offer. Upon such acceptance for payment, all prior proxies given by such shareholder with respect to such Common Shares and other securities will, without further action, be revoked, and no subsequent proxies may be given. The designees of Purchaser will, with respect to the Common Shares and other securities for which the appointment is effective, be empowered to exercise all voting and other rights of such shareholder as they in their sole discretion may deem proper at any annual, special, adjourned or postponed meeting of the Company's shareholders, by written consent or otherwise, and Purchaser reserves the right to require that, in order for Common Shares or other securities to be deemed validly tendered, immediately upon Purchaser's acceptance for payment of such Common Shares, Purchaser must be able to exercise full voting rights with respect to such Common Shares.

     To prevent backup Federal income tax withholding with respect to payment to certain shareholders of the purchase price for Common Shares purchased pursuant to the Offer, each such shareholder must provide the Depositary with such shareholder's correct Taxpayer Identification Number and certify that such shareholder is not subject to backup Federal income tax withholding by completing the substitute Form W-9 in the Letter of Transmittal. If backup withholding applies with respect to a shareholder, the Depositary is required to withhold thirty-one percent (31%) of any payments made to such shareholder. See Instruction 10 of the Letter of Transmittal.

     Common Shares Owned by ESOP. According to the Merger Agreement, as of the close of business on June 2, 1998, there were 104,726 ESOP Preferred Shares, all held of record by the ESOP Trustee. According to the Certificate of Designations Series A ESOP Convertible Preferred Stock, the ESOP Trustee, as the holder of the ESOP Preferred Shares, may elect at any time to convert the ESOP Preferred Shares into Common Shares at a ratio of one-to-one. After conversion, these Common Shares are eligible for tender pursuant to the Offer.

     Pursuant to the organizational documents of the ESOP, in the case of a tender or exchange offer with respect to Company Common Stock that does not apply to ESOP Preferred Shares, the ESOP Trustee is required to request instructions from each ESOP participant as to whether the Common Shares into which the ESOP Preferred Shares allocated to such participant's account are convertible should be tendered in response to the Offer. The ESOP Trustee must then convert and tender, or continue to hold or not tender such ESOP Preferred Shares in accordance with such instructions. Subject to applicable law, the organizational documents of the ESOP also provide that the ESOP Trustee may not convert or tender allocated ESOP Preferred Shares as to which no instructions are received.

     ESOP participants should contact the ESOP Trustee to instruct it whether to tender their Common Shares into which their ESOP Preferred Shares are convertible. Under applicable law and the organizational documents of the ESOP, a participant's direction to the ESOP Trustee is confidential.

     According to the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1997 (the "Company 1997 10-K"), the ESOP is a non-leveraged defined contribution plan. Accordingly, there are no unallocated ESOP Preferred Shares, with the possible exception of forfeited ESOP Preferred Shares.

     Purchaser's acceptance for payment of Common Shares tendered pursuant to the Offer will constitute a binding agreement between the tendering shareholder and Purchaser upon the terms and subject to the conditions of the Offer.

4. WITHDRAWAL RIGHTS.

     Tenders of Common Shares made pursuant to the Offer are irrevocable except that such Common Shares may be withdrawn at any time prior to the Expiration Date and, unless theretofore accepted for payment by Purchaser pursuant to the Offer, may also be withdrawn at any time after Saturday, August 8, 1998.

     If Purchaser extends the Offer, is delayed in its acceptance for payment of Common Shares or is unable to accept Common Shares for payment pursuant to the Offer for any reason, then, without prejudice to Purchaser's rights under the Offer, the Depositary may, nevertheless, on behalf of Purchaser, retain tendered Common Shares, and such Common Shares may not be withdrawn except to the extent that tendering shareholders are entitled to withdrawal rights as described in this Section 4. Any such delay will be by an extension of the Offer to the extent required by law.

     For a withdrawal to be effective, a written, telegraphic, telex or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase. Any such notice of withdrawal must specify the name of the person who tendered the Common Shares to be withdrawn, the number of Common Shares to be withdrawn, and the name of the registered holder, if different from that of the person who tendered such Common Shares. If Common Share Certificates evidencing Common Shares to be withdrawn have been delivered or otherwise identified to the Depositary, then, prior to the physical release of such Common Share Certificates, the serial numbers shown on such Common Share Certificates must be submitted to the Depositary and the signature(s) on the notice of withdrawal must be guaranteed by an Eligible Institution, unless such Common Shares have been tendered for the account of an Eligible Institution. If Common Shares have been tendered pursuant to the procedure for book-entry transfer as set forth in
Section 3, any notice of withdrawal must also specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Common Shares and otherwise comply with such Book-Entry Transfer Facility's procedures.

     All questions as to the form and validity (including time of receipt) of notices of withdrawal will be determined by Purchaser, in its sole discretion, whose determination will be final and binding. None of Parent, Purchaser, the Dealer Manager, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.

     Any Common Shares properly withdrawn will thereafter be deemed not to have been validly tendered for purposes of the Offer. However, withdrawn Common Shares may be retendered at any time prior to the Expiration Date by following the procedures described in Section 3.

5. CERTAIN FEDERAL INCOME TAX CONSEQUENCES.

     The following discussion is a summary of the material Federal income tax consequences of the Offer and the Merger to holders of Common Shares who hold their Common Shares as capital assets. This summary is based upon laws, regulations, rulings and decisions in effect on the date hereof, all of which are subject to change, retroactively or prospectively, and to possibly differing interpretations. The discussion set forth below is for general information only and may not apply to certain categories of holders of Common Shares subject to special treatment under the Internal Revenue Code of 1986, as amended (the "Code"), including, but not limited to, broker-dealers, banks, tax-exempt organizations, insurance companies, holders who are not United States persons (as defined in Section 7701(a)(30) of the Code) and holders who acquired such Common Shares pursuant to the exercise of employee stock options or otherwise as compensation. In addition, the discussion does not address the state, local or foreign tax consequences of the Offer and the Merger.

     EACH HOLDER OF COMMON SHARES IS URGED TO CONSULT SUCH HOLDER'S TAX ADVISOR WITH RESPECT TO THE FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES OF THE OFFER AND THE MERGER.

     General Tax Consequences of the Offer and the Merger. The receipt of cash for Common Shares pursuant to the Offer or the Merger will be a taxable transaction for Federal income tax purposes and may also be a taxable transaction under applicable state, local, foreign and other tax laws. For Federal income tax purposes, each selling shareholder would generally recognize gain or loss equal to the difference between the amount of cash received and such shareholder's adjusted tax basis for the sold Common Shares. Such gain or loss will be capital gain or loss (assuming the Common Shares are held as a capital asset) and any such capital gain or loss will be long term if, as of the date of sale, the Common Shares were held for more than one year or will be short term if, as of such date, the Common Shares were held for one year or less.

     The Taxpayer Relief Act of 1997 (the "1997 Act") created several new categories of capital gains applicable to noncorporate taxpayers. Under prior law, noncorporate taxpayers were generally taxed at a maximum rate of twenty-eight percent (28%) on net capital gain (generally, the excess of net long-term capital gain over net short-term capital loss). Noncorporate taxpayers are now generally taxed at a maximum rate of twenty percent (20%) on net capital gain attributable to the sale of property held for more than eighteen months, and a maximum rate of twenty-eight percent (28%) on net capital gain attributable to the sale of property held for more than one year but not more than eighteen months. The 1997 Act did not affect the treatment of short-term capital gain or loss (generally, gain or loss attributable to capital assets held for one year or less) and did not affect the taxation of capital gains in the hands of corporate taxpayers.

     Backup Withholding. Unless a shareholder of the Company complies with certain reporting or certification procedures or is an "exempt recipient" (i.e., in general, corporations and certain other entities) under applicable provisions of the Code and Treasury Regulations promulgated thereunder, such shareholder may be subject to withholding tax of thirty-one percent (31%) with respect to the cash payments received pursuant to the Offer and/or the Merger. Shareholders should consult their brokers or the Depositary to ensure compliance with such procedures. A foreign shareholder of the Company should consult its tax advisor with respect to the application of withholding rules to it with respect to the cash payments received pursuant to the Offer and/or the Merger.

6. PRICE RANGE OF SHARES; DIVIDENDS.

     According to the Company 1997 10-K, the Common Shares have been listed and principally traded on The Nasdaq Stock Market, and quoted under the symbol "ALFC" according to published financial sources. The following table sets forth, for the quarters indicated, the high and low sales prices per Common Share on The Nasdaq Stock Market and the amount of cash dividends paid per Common Share, as reported in the Company 1997 10-K for periods in 1996 and 1997, and as reported by published financial sources with respect to periods in 1998:

                                                                                   CASH
                                                              HIGH      LOW      DIVIDENDS
                                                              ----      ---      ---------
1996:
  First Quarter.............................................   18 1/4   16 1/2      .05
  Second Quarter............................................   21 1/2   15          .05
  Third Quarter.............................................   20       15 1/4      .05
  Fourth Quarter............................................   18 3/4   15 3/4      .06
1997:
  First Quarter.............................................   19       17          .06
  Second Quarter............................................   20       15 3/4      .06
  Third Quarter.............................................   23 3/4   18 3/4      .06
  Fourth Quarter............................................   24       19 3/4      .07
1998:
  First Quarter.............................................   22 1/2   21          .07
  Second Quarter (through June 9)...........................   29       22          .07

     On Tuesday, June 2, 1998, the last trading day prior to the Company's announcement that the Company Board was willing to recommend, subject to certain limitations, the acquisition of the outstanding Common Shares by Parent for $30 per Common Share, the reported closing price of the Common Shares on The Nasdaq Stock Market was $26 per Common Share. On Tuesday, June 9, 1998, the last trading day before commencement of the Offer, the last reported closing price on The Nasdaq Stock Market was $28 7/8 per Common Share. SHAREHOLDERS ARE URGED TO OBTAIN A CURRENT MARKET QUOTATION FOR THE COMMON SHARES.

7. EFFECT OF THE OFFER ON THE MARKET FOR THE COMMON SHARES; EXCHANGE LISTING AND EXCHANGE ACT REGISTRATION; MARGIN REGULATIONS.

     The purchase of Common Shares pursuant to the Offer will reduce the number of Common Shares that might otherwise trade publicly and could reduce the number of holders of Common Shares, which could adversely affect the liquidity and market value of the remaining Common Shares held by the public. Following consummation of the Offer, a large percentage of the outstanding Common Shares will be owned by Purchaser.

     According to the National Association of Securities Dealers' ("NASD") published guidelines, The Nasdaq Stock Market would consider delisting the Common Shares if, among other things, the number of shareholders of round lots should fall below 400, or the number of publicly held Common Shares (exclusive of holdings of officers, directors and their families and other concentrated holdings of ten percent (10%) or more ("Nasdaq Excluded Holdings")) should fall below 750,000 or the aggregate market value of publicly held Common Shares (exclusive of Nasdaq Excluded Holdings) should fall below $5,000,000. If, as a result of the purchase of Common Shares pursuant to the Offer or otherwise, the Common Shares no longer meet the requirements of The Nasdaq Stock Market for continued listing and the listing of the Common Shares is discontinued, the market for the Common Shares could be adversely affected.

     If The Nasdaq Stock Market were to delist the Common Shares, it is possible that the Common Shares would continue to trade on another securities exchange or in the over-the-counter market and that price or other quotations would be reported by such exchange or other sources. The extent of the public market therefor and the availability of such quotations would depend, however, upon such factors as the number of shareholders and/or the aggregate market value of such securities remaining at such time, the interest in maintaining a market in the Common Shares on the part of securities firms, the possible termination of registration under the Exchange Act as described below and other factors. Purchaser cannot predict whether the reduction in the number of Common Shares that might otherwise trade publicly would have an adverse or beneficial effect on the market price for or marketability of the Common Shares or whether it would cause future market prices to be higher or lower than the Offer Price.

     The Common Shares are currently registered under the Exchange Act. Such registration may be terminated upon application by the Company to the SEC if the Common Shares are not listed on a national securities exchange and there are fewer than 300 record holders of the Common Shares. In such case, the Common Shares would no longer continue to be "margin securities." The termination of registration of the Common Shares under the Exchange Act would substantially reduce the information required to be furnished by the Company to holders of Common Shares and to the SEC and would make certain provisions of the Exchange Act, such as the short-swing profit recovery provisions of Section 16(b), the requirement of furnishing a proxy statement in connection with shareholders' meetings pursuant to Section 14(a), and the requirements of Rule 13e-3 under the Exchange Act with respect to "going private" transactions, no longer applicable to the Common Shares. In addition, "affiliates" of the Company and persons holding "restricted securities" of the Company may be deprived of the ability to dispose of such securities pursuant to Rule 144 promulgated under the Securities Act.

     The Common Shares are currently "margin securities," as such term is defined under the rules of the Board of Governors of the Federal Reserve System, which has the effect, among other things, of allowing brokers to extend credit on the collateral of such securities. It is likely that the Common Shares will continue to be "margin securities" following consummation of the Offer.

8. CERTAIN INFORMATION CONCERNING THE COMPANY.

     The information concerning the Company contained in this Offer to Purchase, including financial information, has been taken from or based upon the Company 1997 10-K and other publicly available documents and records on file with the SEC and other public sources. None of Parent, Purchaser, the Dealer Manager, the Depositary or the Information Agent assumes any responsibility for the accuracy or completeness of the information concerning the Company contained in such documents and records or for any failure by the Company to disclose events which may have occurred or may affect the significance or accuracy of any such information but which are unknown to Parent, Purchaser, the Dealer Manager, the Depositary or the Information Agent.

     According to information filed by the Company with the SEC, the Company is an Iowa corporation whose principal executive offices are located at 701 Fifth Avenue, Des Moines, Iowa 50391. As of December 31, 1997, the Company had 126 employees according to the 1997 Annual Report.

     The Company, through its subsidiary, underwrites, markets and distributes a select portfolio of life insurance and annuity products to individuals who live primarily in rural and suburban areas of the United States.

     Financial Information. Set forth below is certain selected consolidated financial information relating to the Company and its subsidiaries which has been excerpted or derived from the financial statements contained in the Company 1997 10-K, the Company's Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 1998 (the "Company 1998 10-Q") and other documents filed by the Company with the SEC. More comprehensive financial information is included in, and the financial information that follows is qualified in its entirety by reference to, the Company 1997 10-K, the Company 1998 10-Q and such other documents filed by the Company with the SEC. The Company 1997 10-K, the Company 1998 10-Q and such other documents may be examined at and copies may be obtained from the offices of the SEC or the NASD in the manner set forth below.

                       ALLIED LIFE FINANCIAL CORPORATION
                  SELECTED CONSOLIDATED FINANCIAL INFORMATION
                (IN THOUSANDS, EXCEPT PER COMMON SHARE AMOUNTS)

                                           AT OR FOR THE YEAR ENDED DECEMBER 31,      AT OR FOR THE
                                           --------------------------------------   THREE MONTHS ENDED
                                              1995          1996          1997        MARCH 31, 1998
                                           ----------    ----------    ----------   ------------------
INCOME STATEMENT DATA:
Total revenues...........................  $  75,311     $  80,710     $  90,252        $  24,157
Net income...............................      9,712         8,073        10,473            1,342
Earnings per share (diluted).............       1.75          1.39          1.94              .20
Dividends per Common Share...............        .17           .21           .25              .07

BALANCE SHEET DATA:
Total investments........................    660,926       722,339       787,985          821,611
Total assets.............................    759,947       835,600       904,457          943,002
Total liabilities........................    658,264       735,658       790,300          827,853
Total stockholders' equity...............    101,682        99,942       114,157          115,149

     The Company is subject to the information and reporting requirements of the Exchange Act and is required to file reports and other information with the SEC relating to its business, financial condition and other matters. Information, as of particular dates, concerning the Company's directors and officers, their remuneration, stock options granted to them, the principal holders of the Company's securities, any material interests of such persons in transactions with the Company and other matters is required to be disclosed in proxy statements distributed to the Company's shareholders and filed with the SEC. These reports, proxy statements and other information should be available for inspection at the public reference facilities of the SEC located in Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and also should be available for inspection and copying at prescribed rates at the following regional offices of the SEC: Seven World Trade Center, New York, New York 10048; and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of this material may also be obtained by mail, upon payment of the SEC's customary fees, from the SEC's principal office at 450 Fifth Street, N.W., Washington, D.C. 20549. The SEC also maintains an Internet web site at http://www.sec.gov that contains reports, proxy statements and other information. Reports, proxy statements and other information concerning the Company should also be available for inspection at the offices of The Nasdaq Stock Market, 1735 K Street, N.W., Washington, D.C. 20006.

9. CERTAIN INFORMATION CONCERNING PURCHASER AND PARENT.

     Purchaser. Purchaser is a newly incorporated Ohio corporation organized in connection with the Offer and the Proposed Merger and has not carried on any activities other than in connection with the Offer and the Proposed Merger. The principal offices of Purchaser are located at One Nationwide Plaza, Columbus, Ohio 43215. The Purchaser is a wholly owned subsidiary of Parent. Until immediately prior to the time that Purchaser will purchase Common Shares pursuant to the Offer, it is not expected that Purchaser will have any significant assets or liabilities or engage in activities other than those incident to its formation and capitalization and the transactions contemplated by the Offer and the Proposed Merger. Because Purchaser is newly formed and has minimal assets and capitalization, no meaningful financial information regarding Purchaser is available.

     Parent. Parent is an Ohio mutual insurance company with its principal executive offices located at One Nationwide Plaza, Columbus, Ohio 43215. Parent is the controlling company of the Nationwide Insurance Enterprise, an insurance and financial services organization (the "Enterprise"). In 1997, Parent had $5.1 billion of net written premium. Parent is a party to the Nationwide Intercompany Pooling Agreement (the "Nationwide Pooling Agreement") with 12 other property and casualty insurance companies within the Enterprise which provides that Parent shares in a specified percentage of the combined underwriting results and dividends to policyowners incurred by such companies (the "Nationwide Pool"). The insurance companies comprising the Nationwide Pool were the sixth largest property and casualty insurance group and were the fourth largest automobile insurance group in the United States, with approximately $8.4 billion in total net written premium at December 31, 1997 and approximately a 3.3% market share. The principal lines of business of the Pool based on net written premium for the year ended December 31, 1997 were personal auto (approximately 53.9%), commercial operations (approximately 29.4%) and homeowners (approximately 12.9%).

     Parent was originally chartered in the State of Ohio in 1925 as the Farm Bureau Mutual Automobile Insurance Company and it adopted its present name in 1955. At December 31, 1997, the Enterprise employed approximately 28,000 employees and Parent had more than 4,300 exclusive career agents who market the Enterprise's core property and casualty products, individual life insurance and annuity products as well as other financial services.

     As an Ohio mutual insurance company, Parent is not subject to the information and reporting requirements of the Exchange Act and is not required to file reports and other information with the SEC relating to its business, financial condition and other matters. However, Parent reports financial and other information to the Ohio Department of Insurance on at least an annual basis and is subject to periodic reviews by that Department. Information should be on file and available for inspection at the offices of the Ohio Department of Insurance, 2100 Stella Court, Columbus, Ohio 43266-0566.

     Set forth below are certain supplemental financial highlights relating to Parent. Additional financial information is included in other documents filed by Parent with the Ohio Department of Insurance. The financial information summary set forth below is qualified in its entirety by reference to such other documents which have been filed with the Department, including the financial information and related notes contained therein, which are incorporated herein by reference. These documents may be inspected at and copies may be obtained from the offices of the Department in the manner set forth above.

                    NATIONWIDE MUTUAL INSURANCE COMPANY (1)
                         SELECTED FINANCIAL INFORMATION
                                 (IN THOUSANDS)

                                     AT OR FOR THE YEAR ENDED DECEMBER 31,        AT OR FOR THE
                                   -----------------------------------------    THREE MONTHS ENDED
                                      1995           1996           1997          MARCH 31, 1998
                                   -----------    -----------    -----------    ------------------
INCOME STATEMENT DATA:
Total revenues...................   $4,518,290     $4,923,700     $4,992,363        $1,274,857
Net income.......................       75,664        153,021      1,627,008           147,260

BALANCE SHEET DATA:
Investments......................   11,751,662     12,204,878     15,639,331        16,253,582
Total assets.....................   13,217,223     13,771,825     17,200,711        17,886,518
Policy and claim liabilities.....    8,084,377      8,207,715      8,120,629         8,086,505
Total liabilities................    8,978,862      9,134,962      9,121,280         8,999,356
Policyholders' surplus...........    4,238,361      4,636,863      8,079,430         8,867,161

10. SOURCE AND AMOUNT OF FUNDS.

     Purchaser estimates that the total amount of funds required to purchase Common Shares pursuant to the Offer (exclusive of those Common Shares held by Allied Mutual) and to pay all related costs and expenses, will be approximately $96 million. See also Section 16. Purchaser plans to obtain all funds needed for the Offer through a capital contribution from Parent. Parent plans to obtain such funds entirely from existing cash accounts. Parent has in excess of $7.0 billion available for such purpose.

11. BACKGROUND OF THE OFFER; CONTACTS WITH THE COMPANY.

     During the summer of 1997, representatives of Parent tentatively identified the Company as a possible acquisition candidate. Parent enlisted the assistance of Credit Suisse First Boston in connection with its analysis of the Company as a possible acquisition candidate. That analysis continued over several months.

     On January 26, 1998, Dimon R. McFerson, Chairman and Chief Executive Officer - Nationwide Insurance Enterprise, telephoned John E. Evans, Chairman of the Company, to express Parent's interest in a possible transaction with the Company, Allied Mutual and Allied Group, Inc. (collectively, "Allied"). On January 28, 1998, Parent's representatives met with representatives of the Company in Des Moines, Iowa to discuss Parent's interest in acquiring the business and assets of Allied via a statutory merger. Mr. Evans and Douglas L. Andersen, President and Chief Executive Officer of Allied Group, Inc., expressed interest in a possible transaction, but indicated several concerns associated with obtaining regulatory approvals from the Iowa Insurance Commission. After the January 28, 1998 meeting, Parent forwarded a draft confidentiality agreement to Mr. Andersen to facilitate further discussions.

     On February 10, 1998, at the request of Allied, Parent sent a letter enclosing draft merger agreements to Allied contemplating a transaction whereby Parent's wholly owned subsidiaries would acquire Allied Group, Inc. and the Company and Parent would merge with Allied Mutual Insurance Company. The letter stated that Parent was prepared to immediately conduct due diligence and to finalize the draft merger agreements. The draft merger agreements provided for the purchase of all outstanding shares of the Company for $47 per share and the purchase of all outstanding shares of Allied Life Financial Corporation for $30 per share, subject to the satisfaction of certain conditions. On February 10, 1998, Mr. Andersen forwarded to Parent Allied's own draft confidentiality agreement.

     At the request of Mr. Evans made during the parties' meeting of January 28, 1998, Parent's representatives met with the Iowa Insurance Commissioner on February 13, 1998 to express Parent's interest in acquiring Allied and to discuss the regulatory framework applicable to such an acquisition. Based upon those discussions, Parent reiterated its continued interest in moving forward with a possible transaction.

     Mr. Andersen in turn told Parent's representatives that Parent's interest in acquiring Allied would be presented to the respective boards of directors of Allied. Parent's offer to appear before the respective boards to answer questions and to more fully explain its proposal was rejected by Mr. Andersen. To the best of Parent's knowledge, the respective boards of directors of Allied met jointly on February 7, 1998 and rejected Parent's indication of interest. At this point Parent and Allied had not yet reached agreement on the terms of a confidentiality agreement primarily because of Allied's insistence on including a standstill agreement in such confidentiality agreement. On February 20, 1998, Mr. Andersen informed Mr. McFerson via telephone that the respective boards of Allied had rejected Parent's indication of interest and that neither Mr. Andersen nor anyone else at Allied had the authority to discuss the matter further.

     On February 20, 1998, Parent telefaxed to Allied a letter indicating that Parent was terminating its attempt to negotiate a modified confidentiality agreement since Allied had refused to sign the confidentiality agreement provided by Parent.

     On May 4, 1998, Mr. McFerson telephoned Mr. Evans to express Parent's renewed interest in exploring the possibility of a transaction between Parent and Allied. Mr. Evans said Allied was not interested in pursuing such discussions and that any future inquiries should be directed to Mr. Andersen, but not for at least another 30 days.

     On May 18, 1998, Parent announced its intention to commence a tender offer for all the shares of Allied Group common stock (the "Allied Group Offer"). On May 19, 1998, Purchaser commenced the Allied Group Offer. Also on May 18 and 19, 1998, Parent announced an offer to merge with Allied Mutual, which owns a controlling interest in the Company.

     On May 28, 1998, Parent entered into separate confidentiality agreements with the Company, Allied Mutual, and Allied Group. From May 28 through May 31, 1998, representatives of Parent's financial advisor met with representatives of the Company's financial advisors and the financial advisors to Allied Mutual and Allied Group to discuss the various potential transactions involving Parent and Allied.

     On May 31, 1998, a representative of the Company's outside legal advisor discussed with a representative of Parent certain legal issues including, among others, issues relating to the Allied Joint Marketing Agreement.

     On June 2, 1998, Parent delivered a draft merger agreement providing for, among other things, a $30 per Common Share purchase price, an unspecified minimum tender offer condition, and a $5 million termination fee payable by the Company under specified conditions. Negotiations between representatives of the Company and representatives of Parent commenced in the afternoon of June 2, 1998.

     On June 3, 1998, representatives of the Company continued negotiations with representatives of Parent with respect to various provisions of the proposed merger agreement. On the evening of June 3, 1998, after having satisfactorily resolved all issues, the Company, Parent and the Purchaser executed the Merger Agreement.

12. PURPOSE OF THE OFFER AND THE MERGER; THE MERGER AGREEMENT; CERTAIN CONSIDERATIONS.

     General. Pursuant to the Merger, each then outstanding Common Share (other than Common Shares owned by Parent or Common Shares held by shareholders who perfect any appraisal rights under the Iowa Corporation Act) would be converted into the right to receive $30.00 net per Common Share in cash.

     Except in the case of a "short-form" merger as described below, under the Iowa Corporation Act, the approval of the Company Board and the affirmative vote of the holders of a majority of the outstanding Common Shares, 6.75% Preferred Shares and ESOP Preferred Shares (including any shares owned by Parent or Purchaser), voting together as a single class, would be required to approve the Merger. If Purchaser acquires through the Offer or the Shareholder Agreement the right to vote at least a majority of the voting securities of the Company, and if the Insurance Regulatory Approval Condition and the conditions relating to the merger of Allied Mutual with and into Parent were each satisfied, Purchaser would have sufficient voting power to ensure approval of the Proposed Merger by holders of the Common Shares.

     The Iowa Corporation Act also provides that if a parent corporation owns at least ninety percent (90%) of the outstanding shares of each class of stock of a subsidiary, the parent company can effect a "short-form" merger with that subsidiary without a shareholder vote. Accordingly, if Purchaser were to acquire at least ninety percent (90%) of the outstanding Common Shares (including the ESOP Preferred Shares after conversion to Common Shares) and 6.75% Preferred Shares, respectively, and if the Insurance Regulatory Approval Condition and other applicable conditions were satisfied, then Purchaser could, and intends to, effect the Merger without any action by any other shareholder of the Company.

The Merger Agreement

     Pursuant to the Merger Agreement and following the consummation of the Offer, Parent, Purchaser and the Company have agreed to effect the Merger in accordance with the provisions of the Merger Agreement as promptly as practicable following the satisfaction or waiver of certain conditions to the Merger. Set forth below is a description of the material provisions of the Merger Agreement.

     The Offer. In the Merger Agreement, Purchaser has agreed, subject to certain conditions, and among other things, to offer $30.00 per Common Share net to the seller in cash without interest thereon. The Merger Agreement provides that, without the consent of the Company, the Purchaser shall not (a) reduce the number of Common Shares sought in the Offer, (b) reduce the Offer Price to a price less than $30.00 per Common Share, (c) amend or add to the conditions set forth below under Section 14, (d) except as provided in the next sentence, extend the Offer, (e) change the form of consideration payable in the Offer, (f) waive the Minimum Condition or the Insurance Regulatory Condition without the Company's consent, or (g) amend any other term of the Offer in any manner adverse to the holders of the Common Shares.

     Notwithstanding the foregoing, Purchaser may, without the consent of the Company, (A) extend the Offer, if at the scheduled or extended expiration date of the Offer any of the conditions to the Purchaser's obligation to purchase the Common Shares shall not be satisfied or waived, until such time as such conditions are satisfied or waived, (B) extend the Offer for any period required by any rule, regulation, interpretation or position of the SEC or the staff thereof applicable to the Offer and (C) extend the Offer for any reason on one or more occasions for an aggregate period of not more than 10 Business Days (for all such extensions) pursuant to this clause (C) beyond the latest expiration date that would otherwise be permitted under clause (A) or (B) of this sentence. Subject to the terms and conditions of the Offer and the Merger Agreement, Purchaser shall, and Parent shall cause Purchaser to accept for payment, and pay for, all Common Shares validly tendered and not withdrawn pursuant to the Offer that Purchaser becomes obligated to accept for payment, and pay for, pursuant to the Offer as soon as practicable after the expiration of the Offer.

     Allied Actions. In the Merger Agreement, the Company approves of and consents to the Offer and represents that the Board of Directors of the Company, at a meeting duly called and held, duly and unanimously adopted resolutions adopting the Merger Agreement, approving the Offer and the Merger (and effecting the other actions referred to herein), determining that the terms of the Offer and the Merger are fair to, and in the best interests of, the Company's shareholders, recommending that the Company's shareholders accept the Offer, tender their shares pursuant to the Offer and approve the Merger Agreement (if required) and approving the acquisition of Common Shares by Purchaser pursuant to the Offer and the other transactions contemplated by the Merger Agreement.

     On the date the Offer Documents are filed with the SEC, the Company shall file with the SEC a Solicitation/Recommendation Statement on Schedule 14D-9 with respect to the Offer (as amended from time to time, the "Schedule 14D-9") containing the recommendation described in the above paragraph and shall mail the Schedule 14D-9 to the shareholders of the Company. The Company agrees that the Schedule 14D-9 shall comply (and, as amended from time to time, shall comply) as to form in all material respects with the requirements of the Exchange Act and the rules and regulations promulgated thereunder and, on the date filed with the SEC and on the date first published, sent or given to the Company's shareholders, shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except that no covenant is made by the Company with respect to information supplied by Parent or Purchaser specifically for inclusion in the
Schedule 14D-9. Each of the Company, Parent and Purchaser agrees promptly to correct any information provided by it for use in the Schedule 14D-9 if and to the extent that such information shall have become false or misleading in any material respect, and the Company further agrees to take all steps necessary to amend or supplement the Schedule 14D-9 and to cause the Schedule 14D-9 as so amended or supplemented to be filed with the SEC and disseminated to the Company's shareholders, in each case as and to the extent required by applicable federal securities laws. Parent and its counsel shall be given reasonable opportunity to review and comment upon the Schedule 14D-9 prior to its filing with the SEC or dissemination to shareholders of the Company. The Company agrees to provide Parent and its counsel any comments the Company or its counsel may receive from the SEC or its staff with respect to the Schedule 14D-9 promptly after the receipt of such comments.

     In connection with the Offer and the Merger and simultaneously with the execution of the Merger Agreement, the Company shall cause its transfer agent to furnish Purchaser promptly with mailing labels containing the names and addresses of the record holders of Common Shares as of a recent date and of those persons becoming record holders subsequent to such date, together with copies of all lists of shareholders, security position listings and computer files and all other information in the Company's possession or control regarding the beneficial owners of Common Shares, and shall furnish to Purchaser such information and assistance (including updated lists of shareholders, security position listings and computer files) as Parent may reasonably request in communicating the Offer and any and all amendments thereto to the Company's shareholders. The Company further agrees that copies of any and all amendments to the Schedule 14D-9 shall be disseminated to the Company's shareholders by Parent and Purchaser. Subject to the requirements of applicable law, and except for such steps as are necessary to disseminate the Offer Documents and any other documents necessary to consummate the Merger, Parent and Purchaser and their agents shall hold in confidence the information contained in any such labels, listings and files, will use such information only in connection with the Offer and the Merger and, if the Merger Agreement shall be terminated, will, upon request, deliver, and will use their reasonable efforts to cause their agents to deliver, to the Company all copies and any extracts or summaries from such information then in their possession or control.

     The Merger. The Merger Agreement provides that, following the satisfaction or waiver of the conditions set forth therein, Purchaser will be merged with and into the Company, with the Company continuing as the Surviving Corporation, and each Common Share then outstanding (other than Common Shares owned by Parent or Purchaser shares held as treasury shares by the Company and Dissenting Shares) will, by virtue of the Merger and without any action by the holder thereof, be converted into the right to receive $30.00 per Common Share, net to the seller in cash, without interest thereon, upon the surrender of the Certificate formerly representing such Common Shares.

     Representations and Warranties. The Merger Agreement contains representations and warranties by the Company with respect to, among other things, the organization, qualification and capitalization of the Company, the subsidiaries of the Company, the authority of the Company relative to the Merger Agreement, the absence of violations of law, required governmental filings, the statutory financial statements and other financial statements of the Company's insurance company subsidiaries and their actuarial reserves, the SEC filings of the Company the absence of certain changes or events and of any undisclosed liabilities, the inapplicability of state takeover statutes, compliance with applicable law, the assets of the Company, environmental matters, contracts of the Company, taxes and tax returns, benefit plans, labor relations and employment, insurance issued by Allied Insurers, cancellations, operations insurance, the properties of the Company, intellectual property, transactions with affiliates, voting requirements applicable to the Merger and the status of the Company's subsidiaries as regulated investment companies.

     The Merger Agreement also contains representations and warranties of Parent and Purchaser with respect to, among other things, their organization and qualification, their authority relative to the Merger Agreement, the absence of violations of law, and required governmental filings.

     Covenants of the Company. In the Merger Agreement, the Company has covenanted and agreed that, among other things, during the period from the date of the Merger Agreement until the effective time of the Merger (the "Effective Time"), unless Parent shall otherwise agree in writing, or except as otherwise contemplated in the Merger Agreement, (a) the Company and its subsidiaries shall conduct their business only in the ordinary course of business and in the same manner as conducted since December 31, 1997, and shall use all reasonable efforts to preserve its services to and relationships with policyholders, insurers, agents, sales and distribution organizations, underwriters, investment customers, brokers, suppliers and all others so as to not impair its ongoing business in any material respect; (b) the Company and its subsidiaries shall not make a change in their dividend, underwriting, pricing, claims, risk retention, investment or reinsurance practices or polices in any material respect, and shall notify Parent of any material transactions involving a purchase or sale (excluding investment transactions in the ordinary course of business consistent with past practice, but including transactions involving the securitization of assets or of any subsidiary and transactions involving derivative securities);
(c) the Company and its subsidiaries shall not make any material change in their accounting practices, including changes in respect to establishment of reserves for unearned premiums, losses, loss adjustment expenses, or depreciation or amortization policies or rates; (d) the Company shall not, and shall not permit any subsidiary to, (i) amend its charter or by-laws (unless contemplated hereby), (ii) incur any individual Liability or series of related Liabilities in excess of $1,000,000 other than in the ordinary course of business consistent with past practice, (iii) incur any indebtedness for money borrowed in the aggregate for the Company and the subsidiaries in excess of $10,000,000 for any such indebtedness having a maturity of 90 days or less or $1,000,000 for any such indebtedness having a maturity of more than 90 days, (iv) agree to any merger, consolidation, demutualization, acquisition, redomestication, sale of all or a substantial portion of its Assets, bulk or assumption reinsurance arrangement or other similar reorganization, arrangement or business combination, (v) prior to notifying Parent, enter into any partnership, joint venture or profit sharing Contract, (vi) enter into any Contract limiting the ability of the Company or of any subsidiary to engage in any Business, to compete with any Person, to do business with any Person or in any location or to employ any Person or limiting the ability of any Person to compete with such party or any of the subsidiaries, (vii) enter into any Contract relating to the direct or indirect guarantee of any obligation of any Person in respect of indebtedness for borrowed money or other financial obligation of any Person other than in the ordinary course of business consistent with past practice,
(viii) incur any material deterioration in its ability to maintain, access and update policyholder records which deterioration is not reasonably reparable,
(ix) enter into any Contract that could materially and adversely affect the consummation of the transactions contemplated hereby, or (x) modify any Contract with respect to the subject of the foregoing clauses; (e) the Company shall not permit any subsidiary to issue or sell any shares of or interests in, or rights of any kind to acquire any shares of or interests in, or to receive any payment based on the value of, the capital stock of or other equity interests in or any securities convertible into shares of any capital stock of or other equity interests in any subsidiary, or otherwise take any actions that would alter the information set forth in the Allied Disclosure Schedule other than in the ordinary course of business consistent with existing agreements and arrangements; (f) except (x) as set forth in the Allied Disclosure Schedule, (y) in the ordinary course of business consistent with past practice, or (z) as required by the terms of agreements or plans already in effect, applicable Law or as envisioned in the Statement of Operating Principles, the Company shall not, and shall not permit any subsidiary to (i) adopt or implement, or commit to adopt or implement, or materially amend, any collective bargaining, compensation, employment, consulting, pension, profit sharing, bonus, incentive, group insurance, termination, retirement or other employee benefit Contract, plan or policy, (ii) enter into or materially amend any severance Contract,
(iii) increase in any manner the compensation of, or enter into any Contract relating to the borrowing of money by, its directors, officers or other employees, except pursuant to the terms of agreements or plans as currently in effect and except for annual employee compensation increases made in the ordinary course of business consistent with past practices; provided that in no event shall any such individual increase in annual compensation exceed $400,000 per year, (iv) increase by more than 0.5% the aggregate number of its employees,
(v) pay or agree to pay any pension, retirement allowance or other employee benefit not required by the current terms of any existing plan, agreement or arrangement to any director, officer or other employee, whether past or present,
(vi) voluntarily recognize, or involuntarily become subject to, any labor organization or any other Person as a collective bargaining representative of one or more bargaining units comprising a material number of employees, or (vii) other than obligations that arise by operation of law or under the by-laws of a party as they exist on the date of the Merger Agreement, enter into, adopt or increase any indemnification or hold harmless arrangements with any directors, officers or other employees or agents of such party or any of the subsidiaries or any other Person; (g) other than in the ordinary course of business consistent with past practice, the Company shall not, and shall not permit any subsidiary to, make any capital expenditures or expenditures or commitments for expenditures for the purchase or lease of any products or services or group of products or services (other than with respect to Investment Assets) which in one or a series of related transactions exceed $500,000 or which in the aggregate for the Company and the Allied subsidiaries taken as a whole exceed $2,500,000, except for expenditures relating to the Merger Agreement and the consummation of the transactions contemplated hereby, and expenditures required to be made pursuant to existing Contracts to which the Company or any subsidiary is a party, which Contracts are set forth in the Allied Disclosure Schedule; (h) other than in the ordinary course of business consistent with past practice or in connection with the redemption of outstanding guaranteed investment contracts in the exercise of the Company's reasonable judgment, the Company shall not, and shall not permit any subsidiary to, waive any rights with a value in excess of $100,000 or any other rights which are material to any Contract or make any payment, direct or indirect, of any Liability in excess of $100,000 before the same comes due in accordance with its terms, in each case, including, but not limited to, any provision of any Insurance Contract to permit a cash-out thereof; (i) the Company and its subsidiaries shall not (i) sell, lease, mortgage or otherwise grant any interest in or dispose of any of its Assets which, individually or in the aggregate, are material to the financial condition of the Company or of its subsidiaries taken as a whole, and, in the case of Liens, for Permitted Liens and Liens not individually in excess of $500,000 and not aggregating in excess of $2,000,000 or (ii) restructure, amend, modify or otherwise affect any Investment Asset or any Contract relating thereto which is material to the financial condition of the Company or its subsidiaries, and described in clauses (i) and (ii), only in accordance with the statement of investment policy set forth in the Company Disclosure Statement; and the Company shall furnish to Parent a monthly report, in detail reasonably acceptable to Parent, of all such transactions or other changes (other than changes in market values or ordinary course changes such as interest payments, maturities, etc.) affecting Investment Assets of the Company or its subsidiaries which took place since the last such report; (j) the Company and its subsidiaries agree that they shall not, other than pursuant to the operation of separate accounts involved in real estate in the ordinary course, make any equity real estate investments (other than through restructuring or foreclosure or pursuant to commitments existing at the date hereof or to protect the value of existing investments in the exercise of reasonable business judgment) and that neither the Company nor its subsidiaries shall take any action, other than in the exercise of reasonable business judgment and following discussion with Parent, which results, individually or in the aggregate, in (i) the realization of any gross capital loss or losses in an amount of $10,000,000 or more or (ii) an adverse impact on the surplus of the Company or its subsidiary in an amount of $10,000,000 or more; (k) other than in the ordinary course of business consistent with past practice, or as required by applicable regulations, the Company shall not permit any Company subsidiary to, enter into, waive, or amend any material Contract which would involve the payment by the Company or any subsidiary of $500,000 or more; (l) other than in the ordinary course of business consistent with past practice, the Company shall not, and shall not permit any subsidiary to settle or compromise any claim in any action, proceeding or investigation which could result in an expenditure for the Company or its subsidiaries in excess of $1,000,000; (m) the Company shall not, and shall not permit any subsidiary to, purchase or otherwise acquire, except pursuant to a contract in effect on the date of the Merger Agreement, (i) any controlling equity interest in any Person (other than Investment Assets), (ii) any non-publicly traded securities in excess of $5,000,000 per transaction or $5,000,000 per issuer or credit, (iii) any investments in fixed income securities rated in NAIC Class 4, 5 or 6 non-publicly traded equity securities or Assets required to be shown on Schedule BA of a Person's Annual Statement in excess of $5,000,000 per issuer or credit, or (iv) any real property or mortgage investments except in the ordinary course of managing the existing portfolio of real property and mortgage investments, including foreclosing purchase money mortgages, extensions and refinancings; (n) the Company shall not, and shall not permit any of its subsidiaries to, enter into any new, or materially amend any existing, reinsurance Contract or arrangements, except in accordance with existing reinsurance agreements or in the ordinary course of business and consistent with past practices; (o) the Company shall, and shall cause each of its subsidiaries to, maintain uninterrupted its existing insurance coverage of all types in effect or procure substantially similar substitute insurance policies with financially sound and reputable insurance companies in at least such amounts and against such risks as are currently covered by such policies if such coverage is available; (p) the Company shall deliver to Parent as promptly as practicable after preparation thereof, but in no event later than the date of filing with respect to unaudited or audited, SAP Statements for each Company insurer filed by or on behalf of such Company Insurer after the date hereof; (q) reserved; (r) the Company shall inform Parent regarding the progress of any material claim, action, suit litigation, proceeding, arbitration, investigation, audit or controversy relating to Taxes; (s) neither the Company nor any subsidiary shall (i) make or rescind any material express or deemed election relating to taxes, (ii) make a request for a Tax Ruling or enter into a Closing Agreement, settlement or compromise with respect to any material Tax matter or
(iii) with respect to any material Tax matter, change any of its methods of reporting income or deductions for federal income Tax purposes from those employed in the preparation of its federal income Tax return for the taxable year ending December 31, 1997, except as may be required by law; (t) neither the Company nor its subsidiaries shall declare, set aside or pay any dividends or distributions (whether in cash, stock or property) in respect of any capital stock of any subsidiary (except as consistent with past practices) or redeem, purchase or otherwise acquire any of such subsidiary's Capital stock; (u) except as provided in the Company Disclosure Schedule, neither the Company nor any subsidiary shall settle pending or threatened litigation in an amount exceeding $1,000,000, other than settlement of pending or threatened litigation with respect to claims arising under contracts of insurance or reinsurance underwritten, ceded or assumed by any subsidiary which settlement will not have a material adverse effect; (v) neither the Company nor any subsidiary shall do any other act which would cause any representation or warranty of the Company or any subsidiary to be or become untrue in any material respect unless required by applicable law; and (w) neither the Company nor any subsidiary shall agree, in writing or otherwise, to take any of the actions prohibited by the foregoing clauses (a) through (v).

     Acquisition Proposals. Pursuant to the Merger Agreement, the Company has agreed that, subject to certain exceptions, it will not, and will not permit or cause any of its subsidiaries or any of the officers or directors of it or its subsidiaries to, and shall direct its and its subsidiaries' employees, agents and representatives (including any investment banker, attorney or accountant retained by it or any of its subsidiaries) not to, directly or indirectly, initiate, solicit, encourage or otherwise facilitate any inquiries or the making of any proposal or offer with respect to a merger, reorganization, share exchange, consolidation or similar transaction involving, or any purchase of 15 percent or more of the assets or any equity securities of, the Company or any of its Significant Subsidiaries (as defined in Regulation S-X promulgated by the SEC) other than as set forth in the Company Disclosure Letter, or an other business combination (any such proposal or offer, an "Acquisition Proposal").

     The Merger Agreement further provides that the Company will not, and will not permit or cause any of its subsidiaries or any of the officers and directors of it or its subsidiaries to and shall direct it and its subsidiaries' employees, agents and representatives (including any investment banker, attorney or accountant retained by it or any of its subsidiaries) to, directly or indirectly, engage in any negotiations concerning, or provide any confidential information or data to, or have any discussions with, any person relating to an Acquisition Proposal, whether made before or after the date of the Merger Agreement, or otherwise facilitate any effort or attempt to make or implement an Acquisition Proposal; provided, however, that nothing contained in the Merger Agreement shall prevent the Company or its Board of Directors from (i) complying with Rule 14e-2 promulgated under the Exchange Act with regard to an Acquisition Proposal or (ii) at any time after 180 days from the date of the Merger Agreement if the Merger shall not by such date have been approved by the requisite vote of the Company's shareholders or (iii) at any time after one year from the date of the Merger Agreement if the Merger shall not by such date have been approved by the Commissioner of Insurance of the State of Iowa (A) providing information in response to a request therefor by a Person who has made an unsolicited bona fide written Acquisition Proposal if the Board of Directors receives from the Person so requesting such information an executed confidentiality agreement on terms substantially equivalent to those contained in the Confidentiality Agreement dated as of May 28, 1998 among Parent, Purchaser and the Company (the "Confidentiality Agreement"); (B) engaging in any negotiations or discussions with any Person who has made an unsolicited bona fide written Acquisition Proposal; or (C) recommending such an Acquisition Proposal to the shareholders of the Company, if and only to the extent that, (i) in each such case referred to in clause (A), (B) or (C) above, the Board of Directors of the Company determines in good faith after consultation with outside legal counsel that such action is necessary in order for its directors to comply with their respective fiduciary duties under applicable law and (ii) in each case referred to in clause (B) or (C) above, the Board of Directors of the Company determines in good faith (after consultation with its financial advisor) that such Acquisition Proposal, if accepted, is reasonably likely to be consummated, taking into account all legal, financial and regulatory aspects of the proposal and the Person making the proposal and would, if consummated, result in a more favorable transaction than the transaction contemplated by the Merger Agreement, taking into account the long-term prospects and interests of the Company and its shareholders. The Company will immediately cease and cause to be terminated any then existing activities, discussions or negotiations with any parties conducted prior to the date of the Merger Agreement with respect to any of the foregoing. The Company agreed that it will take the necessary steps to promptly inform the individuals or entities referred to in the first sentence hereof of the obligations undertaken in this paragraph and under the Merger Agreement. The Company will notify Parent immediately if any such inquiries, proposals or offers are received by, any such information is requested from, or any such discussions or negotiations are sought to be initiated or continued with, any of its representatives indicating, in connection with such notice, the name of such Person and the material terms and conditions of any proposals or offers and thereafter shall keep Parent informed, on a current basis, on the status and terms of any such proposals or offers and the status of any such negotiations or discussions.

     Stockholder Approval; Preparation of Proxy Statement. The Merger Agreement provides that as soon as practicable following the purchase of the Common Shares pursuant to the Offer, the Company shall prepare and file with the SEC the Proxy Statement, if required by applicable law. The Company will use its reasonable best efforts to cause the Proxy Statement to be mailed to its shareholders as promptly as practicable. The Company agrees that none of the information supplied or to be supplied by the Company specifically for inclusion in the Proxy Statement will, at the date it is first mailed to the Company's shareholders or at the time of the Shareholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Proxy Statement will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations thereunder.

     Parent agrees that none of the information supplied or to be supplied by Parent specifically for inclusion in the Proxy Statement will, at the date it is first mailed to the Company's shareholders or at the time of the Shareholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

     Subject to the fiduciary obligations of the Company Board, as described above, the Merger Agreement provides that the Company will take all actions necessary in accordance with applicable law and its Articles of Incorporation and By-laws to convene a meeting, if required by applicable law, of its shareholders (the "Shareholders Meeting") to consider and vote upon the approval of the Merger Agreement and the Merger. Subject to the fiduciary obligations of the Company Board, as described above, the Merger Agreement further provides that the Company will, through its Board of Directors, recommend to its shareholders approval of the Merger Agreement and the Merger. Without limiting the generality of the foregoing, the Company has agreed that obligations pursuant to the first sentence of this paragraph shall not be affected by (i) the commencement, public proposal, public disclosure or communication to the Company of any Acquisition Proposal or (ii) the withdrawal or modification by the Company Board of its approval of the Merger Agreement or the Merger. The Company will use its reasonable best efforts to hold the Shareholders Meeting as soon as practicable after the date of the Merger Agreement.

     Under certain circumstances, the short-form merger provisions of the Iowa Corporation Act, could be applicable to the Merger. See the introduction to the Offer to Purchase.

     Access to Information. Pursuant to the Merger Agreement, subject to applicable law, the Company shall (a) afford to Parent's and Purchaser's accountants, legal counsel and other advisors ("Representatives") full access during normal business hours through the period immediately prior to the Effective Time to all of its and its Significant Subsidiaries' assets, books, contracts, commitments and records (including, but not limited to, Tax returns), and (b) during such period, shall furnish promptly to Parent and Purchaser all such information concerning its business, assets and personnel or those of any of its affiliates, in either clause (a) or

(b), as Parent or Purchaser may reasonably request. Information provided by the Company shall be kept confidential by Parent and Purchaser and shall not be disclosed unless such information (1) was known to Parent or Purchaser or was in their possession prior to the date of the Merger Agreement and was not identified by the Company as being confidential, (2) is or becomes generally available to the public other than by unauthorized disclosure by Parent or Purchaser, (3) becomes available to Parent or Purchaser from a third party authorized to make such disclosure, (4) is independently developed by Parent or Purchaser, or (5) is required to be disclosed by law or by court order.

     Reasonable Efforts. Each of the parties to the Merger Agreement agrees to use all reasonable efforts to take, or cause to be taken all action, to do, or cause to be done, and to assist and cooperate with the other parties in doing or causing to be done, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by the Merger Agreement, including, but not limited to, (i) the holding of the Shareholders Meeting and the preparation of the Proxy Statement,
(ii) the obtaining of all governmental approvals, and all other necessary actions or nonactions, waivers, consents and approvals from all appropriate governmental entities and other persons and the making of all necessary registrations and filings, (iii) the obtaining of the opinions and other documents that are conditions to the closing of the Merger, (iv) the resolution of all organizational and human resources issues relating to the transactions contemplated by the Merger Agreement, (v) the obtaining or making of all consents, environmental permits, filings or licenses necessary or desirable to ensure that the business of the Surviving Corporation may be conducted without disruption consistent with the past practice of each of the constituent companies to the Merger and (vi) the defending of any legal proceedings challenging the Merger Agreement or the consummation of the transactions contemplated thereby, the defense of which shall, at the request of either the Company or Parent, be conducted jointly by Parent and the Company on a basis that is satisfactory to both the Company and Parent. The Company grants Parent the right to decide for purposes of the insurance regulatory hearings whether to submit regulatory applications for the Company, Allied Group and Allied Mutual concurrently or separately, and whether to conduct the regulatory hearing and approval proceeds concurrently or separately for each of the Company, Allied Group and Allied Mutual. Both the Company and Parent agree to use all reasonable efforts to coordinate and cooperate during the regulatory approval process.

     Board of Directors; Corporate Governance. Promptly upon acceptance for payment of the Common Shares by Purchaser pursuant to the Offer, Purchaser shall be entitled to designate such number of directors on the Board of Directors of
(i) the Company as will give Purchaser, subject to compliance with Section 14(f) of the Exchange Act, a majority of such directors, and the Company shall, at such time, cause Purchaser's designees to be so elected by its existing Board of Directors and (ii) each subsidiary of the Company and each committee of the Board of Directors of the Company and each such Subsidiary as will give Purchaser a majority of such directors or committee, and the Company shall, at such time, cause Purchaser's designees to be so elected. In the event that Purchaser's designees are elected to the Board of Directors of the Company, until the Effective Time such Board of Directors shall have at least two directors who are directors on the date of this Agreement and who are not officers of the Company or directors of Allied Mutual (the "Independent Directors"), provided that, in such event, if the number of Independent Directors shall be reduced below two for any reason whatsoever, the remaining Independent Director shall designate a person to fill such vacancy who shall be deemed to be an Independent Director for purposes of the Merger Agreement or, if no Independent Directors then remain, the other directors shall designate two persons to fill such vacancies who shall not be officers or affiliates of the Company or any of its subsidiaries, or officers or affiliates of Nationwide or any of its subsidiaries, and such persons shall be deemed to be Independent Directors for purposes of the Merger Agreement.

     Subject to applicable law, the Company shall take all action requested by Parent necessary to effect any such election, including mailing to its stockholders the Information Statement containing the information required by
Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder, and the Company agrees to make such mailing with the mailing of the Schedule 14D-9 (provided that Purchaser shall have provided to the Company on a timely basis all information required to be included in the Information Statement with respect to Purchaser's designees). In connection with the foregoing, the Company will promptly, at the option of Parent, either increase the size of the Company's Board of Directors and/or obtain the resignation of such number of its current directors as is necessary to enable Purchaser's designees to be elected or appointed to the Company's Board of Directors as provided above.

     Following the election or appointment of the Purchaser's designees and prior to the Effective Time, the affirmative vote of a majority of the Independent Directors then in office shall be required by the Company to (i) amend or terminate the Merger Agreement by the Company, (ii) exercise or waive any of the Company's rights or remedies under the Merger Agreement or (iii) extend the time for performance of Parent's and Purchaser's respective obligations under the Merger Agreement.

     Treatment of Stock Options; Certain Benefits. The Company has taken all necessary action so that, effective as of the Effective Time, (i) cause each outstanding employee or director stock option (the "Options") to purchase Common Shares granted under the Allied Life Financial Corporation Executive Stock Option Plan and the Allied Life Financial Corporation Long-Term Management Incentive Plan (the "Option Plans"), whether or not then exercisable or vested, will become fully exercisable and vested, (ii) cause each Option that is then outstanding to be cancelled and (iii) in consideration of such cancellation cause the Company (or, at Parent's option, Purchaser) to pay to such holders of Options an amount in respect thereof equal to the product of (A) the excess, if any, of the Merger Consideration over the exercise price of each such Option and
(B) the number of Common Shares previously subject to the Option immediately prior to its cancellation (such payment to be net of withholding taxes). The Company has agreed to use all commercially reasonable efforts to ensure that (a) no consent of any holder of an Option is required to effect the transactions contemplated by Section 2.11 of the Merger Agreement and (b) following the Effective Time, no Option or any other option, warrant or right will give any person any right to acquire any securities of the Surviving Corporation.

     Indemnification and Insurance. From and after the Effective Time, Parent agrees that it will indemnify and hold harmless each present and former director and officer of the Company, (when acting in such capacity or as a member of the Special Committee) determined as of the Effective Time (each, an Indemnitee and, collectively, the "Indemnitees"), against any costs or expenses (including reasonable attorneys' fees), judgements, fines, losses, claims, damages or liabilities (collectively, "Costs") incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of matters existing or occurring at or prior to the Effective Time, including without limitation any and all shareholder lawsuits existing on the date hereof, to the fullest extent that the Company would have been permitted under Iowa law and its charter or by-laws in effect on the date hereof to indemnify such Person (and Parent has agreed to advance expenses as incurred to the fullest extent permitted under applicable law provided the Person to whom expenses are advanced provides a written affirmation of his or her good faith belief that the standard of conduct necessary for indemnification has been met, and an undertaking to repay such advances if it is ultimately determined that such Person is not entitled to indemnification).

     The Surviving Corporation shall maintain the Company's existing directors' and officers' liability insurance ("D&O Insurance") or D&O Insurance that is substantially comparable to the Company's existing D&O Insurance for a period of two years after the Effective Time so long as the annual premium therefor is not excess of 200% of the last annual premium paid prior to the date hereof (such last annual premium being hereinafter referred to as the "Current Premium"); provided, however, that if the existing D&O Insurance or substantially comparable D&O Insurance cannot be acquired during the two-year period for not in excess of 200% of the Current Premium, then the Surviving Corporation will obtain as much D&O Insurance as can be obtained for the remainder of such period for a premium not in excess (on an annualized basis) of 200% of the Current Premium. If the D&O Insurance is terminated prior to the end of the sixth anniversary of the Effective Time, the Surviving Corporation will purchase extended reporting coverage under D&O Insurance covering claims made during the remainder of such period with respect to acts which occurred prior to the Effective Time.

     Notification of Certain Other Matters. Pursuant to the Merger Agreement each party shall promptly notify the other of any change or other event which, individually or in the aggregate, is reasonably likely to have a Material Adverse Effect including, but not limited to, any of the following: (a) any written notice of a default or event which, with notice or lapse of time or both, would become a default, received by such party or any of the subsidiaries subsequent to the date of the Merger Agreement and prior to the Effective Time, under any material Contract to which such party or any of the subsidiaries is a party or by which such party or any of the subsidiaries or any of their respective Assets may be subject or bound; (b) the occurrence of any event which, with notice or lapse of time or both, is reasonably likely to result in a default under any material Contract to which such party or any of the subsidiaries is a party; (c) any written notice from or to any Person alleging that the consent of such Person is or may be required in connection with the execution of the Merger Agreement or the consummation of the transactions contemplated hereby, and where the failure to obtain such a consent is reasonably likely to have a Material Adverse Effect;
(d) any written notice from or to any Governmental Entity in connection with the Merger Agreement or the transactions contemplated hereby; and (e) any matter hereafter arising or discovered which, if existing or known at the date hereof, would have been required to be set forth or described in the Nationwide Disclosure Schedule or the Allied Disclosure Schedule, as the case may be; provided, however, that no such supplemental or amended disclosure by any party shall be deemed to cure any breach of a representation or warranty made as of the date hereof, unless the other party so agrees in writing.

     In furtherance of the foregoing, to the fullest extent permitted under applicable Law, each party shall provide the other with copies (or, to the extent written materials are not involved, oral notice) of proposed notices, applications or any other communications to any Governmental Entity or rating agency in connection with the Merger Agreement or the transactions contemplated hereby, including, but not limited to, in respect of the Governmental Approvals, in each case at least three (3) Business Days prior to dispatch of written materials (or, to the extent written materials are not involved, prior to initiation) and neither Parent nor the Company will dispatch (or, to the extent written materials are not involved, initiate) such notice, application or communication without the prior consent of the other party, which consent shall not be unreasonably withheld or delayed.

     Conditions to the Merger. The respective obligation of each party to the Merger Agreement to effect the Merger shall be subject to the satisfaction, prior to the closing of the transactions contemplated by the Merger Agreement, of the following conditions: (a) 2,000,000 shares shall have been purchased pursuant to the Offer; (b) if required by applicable law, the Merger Agreement and the Merger shall have been approved and adopted by the requisite votes of the respective shareholders of the Company at the Shareholders Meeting called for such purpose; (c) the waiting period applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated and, other than the filings provided for in subclauses (a) and (b) of the second sentence of
Section 2.3 of the Merger Agreement, all Governmental Approvals and other Consents or Filings which the parties have agreed are required to be obtained prior to the Effective Time shall have been obtained and not rescinded or adversely modified or limited, if merely required to be filed, such filings shall have been made and accepted, and all waiting periods prescribed by applicable Law shall have expired or been terminated in accordance with applicable Law; provided that no such Governmental Approval or other Consent or Filing shall contain any conditions or limitations that compel or seek to compel the Surviving Corporation to dispose of or to hold separately all or any material portion of the Business or Assets of the parties and their respective Subsidiaries taken as a whole or that impose or seek to impose any material limitation on the ability of the Surviving Corporation and the Company subsidiaries, taken as a whole, to conduct its Business or own its Assets after the Effective Time in substantially the same manner as the parties and their respective Subsidiaries presently conduct their Business or own their Assets; and (d) no order entered or Law promulgated or enacted by any governmental entity shall be in effect which would prevent the consummation of the Merger or any other material transactions completed by the Merger Agreement, and no proceeding brought by a governmental entity shall have been commenced and be pending which seeks to restrain, enjoin, prevent, or materially delay or restructure the Merger or any other material transactions contemplated by the Merger Agreement.

     Conditions to Obligation of the Company to Effect the Merger. The obligations of the Company to effect the Merger shall be subject to the fulfillment at or prior to the Effective Time of the following conditions, any one or more of which may be waived by the Company, but only to the extent permitted by Law: (a) Parent shall have performed and complied in all material respects with all obligations, covenants and agreements required to be performed and complied with by it under the Merger Agreement at or prior to the Effective Time; and (b) the representations and warranties of Parent contained in the Merger Agreement shall be true and correct when made and at and as of the Effective Time as if made at and as of such date and time, except to the extent that any breaches of such representations and warranties, individually or in the aggregate, have not resulted, or are not reasonably likely to result, in (i) losses, damages or expenses in excess of $1,000,000 or
(ii) a material adverse effect on the financial condition of the Surviving Corporation, and the Company shall have received a certificate dated as of the Effective Time of the Chairman and Chief Executive Officer, the President or an Executive Vice President of Parent as to the satisfaction of this condition.

     Conditions to Obligation of the Parent to Effect the Merger. The obligations of the Parent to effect the Merger shall be subject to the fulfillment at or prior to the Effective Time of the following conditions, any one or more of which may be waived by the Parent, but only to the extent permitted by Law: (a) the Company shall have performed and complied in all material respects with all obligations, covenants and agreements required to be performed and complied with by it under the Merger Agreement at or prior to the Effective Time; and (b) the representations and warranties of the Company contained in the Merger Agreement shall be true and correct in all material respects when made and at and as of the Effective Time as if made at and as of such date and time, except to the extent that any breaches of such representations and warranties, individually or in the aggregate, have not resulted, or are not reasonably likely to result, in (i) losses, damages or expenses in excess of $1,000,000 or (ii) a material adverse effect on the financial condition of the Surviving Corporation, and Parent shall have received a certificate dated as of the Effective Time by any Vice President of the Company as to the satisfaction of this condition.

     Termination. The Merger Agreement may be terminated and the Merger abandoned at any time prior to the Effective Time, whether before or after approval of the Merger by the shareholders of Parent or of the Company: (a) by mutual consent of Parent and the Company; (b) by Parent if the Board of Directors of the Company withdraws its recommendation to the Company's shareholders to approve the Merger; (c) by Parent or the Company if consummation of the Merger is barred by a permanent injunction which is final and non-appealable; (d) by the Company if, prior to the purchase of Common Shares pursuant to the Offer, there is an Acquisition Proposal which the Board of Directors of the Company determines represents a more favorable transaction to the Company and its shareholders than the transactions contemplated by the Merger Agreement, and if the Board of Directors, after consultation with outside counsel, shall have determined that failure to terminate the Merger Agreement is reasonably likely to be inconsistent with the fiduciary duties of the Board of Directors of the Company under applicable law; (e) by the Company prior to the completion of the Offer, upon a material breach of any representation or warranty of Parent or Parent's failure to comply in any material respect with any of its covenants or agreements, or if any representation or warranty of Parent or Purchaser shall be or become untrue in any material respect, which breach or failure to comply or untruth is not curable or, if curable, is not cured within 30 Business Days (as defined in the Merger Agreement) after written notice thereof has been given to Parent (materiality being construed in light of the transactions contemplated by the Merger Agreement); (f) by Parent prior to the completion of the Offer, upon a material breach of any representation, or warranty of the Company or the Company's failure to comply in any material respect with any of its covenants or agreements, or if any representation or warranty of the Company shall be or become untrue in any material respect, which breach or failure to comply or untruth is not curable or, if curable, is not cured within 30 Business Days after written notice thereof has been given to the Company (materiality being construed in light of the transactions contemplated by the Merger Agreement); or (g) by Parent or by the Company, if Shares shall not have been purchased pursuant to the Offer by December 31, 1998 (the "Termination Date"), provided that such right to terminate the Merger Agreement shall not be available to a party whose failure to fulfill any obligation under the Merger Agreement has been the cause of the failure of such purchase to occur by such date.

     Effect of Termination. In the event of the termination of the Merger Agreement by either Parent or the Company, as provided above, the Merger Agreement shall thereafter become void and, except as provided in Section 8.2(b) and Section 9.2 of the Merger Agreement, there shall be no Liability on the part of either party hereto against the other party hereto, or on the part of its directors, officers, employees, shareholders or agents (or those of any of the subsidiaries or affiliates), except that any such termination shall be without prejudice to the rights of either party hereto (or any of the subsidiaries or affiliates) arising out of the willful breach by the other party (or any of the subsidiaries or affiliates) of any representation or warranty or any covenant or agreement contained in the Merger Agreement.

     In the event of termination of the Merger Agreement by either the Company or Purchaser pursuant to Section 8.1(b), (d), or (f) the Company shall pay Purchaser an amount equal to all of the expenses incurred by Purchaser in connection with the Merger Agreement, the negotiations leading to its execution, the examination and investigation of Allied, the preparation and negotiation of the Merger Agreement and related agreements, and in all other ways related to the Merger, including, but not limited to, all fees and expenses incurred by investment bankers, accountants, attorneys and other agents, plus the sum of $3 million in cash (the "Termination Payment") as liquidated damages and not as a penalty, immediately upon such termination, in same-day funds, provided that Purchaser shall not be in material breach of its obligations under the Merger Agreement. Moreover, the Company shall pay the Termination Payment if the Closing does not occur either (i) due to the Company's failure to satisfy a condition over which it has sole control prior to December 31, 1998; or (ii) because prior to December 31, 1999, the Company or any subsidiary or affiliate of the Company or any of their respective shareholders publicly announces, enters into a letter of intent relating to, enters into a definitive agreement providing for, or consummates, a transaction, which, as announced, or as provided in such letter or agreement or as consummated, provides for or relates to the disposition of a controlling interest in the Company or the sale, transfer or other distribution of assets constituting a majority (measured by fair market value) of the consolidated assets of the Company.

     Fees and Expenses. The Merger Agreement provides that, if the Merger is not consummated, all costs and expenses incurred in connection with the Merger Agreement and the transactions contemplated thereby shall be paid by the party incurring such costs or expenses, except for expenses incurred in connection with the printing, mailing and solicitation of proxies from shareholders and all filing fees and related expenses which shall be borne equally by Parent and the Company.

     Notwithstanding the foregoing provisions, as described under "Acquisition Proposals", above, if prior to the purchase of Common Shares pursuant to the Offer, there is an Acquisition Proposal which the Board of Directors determines represents a more favorable transaction to the Company and its shareholders than the transactions contemplated by the Merger Agreement, and if the Board of Directors of the Company, after consultation with outside counsel, shall have determined that failure to terminate the Merger Agreement is reasonably likely to be inconsistent with the fiduciary duties of the Board of Directors under applicable Law, the Company may terminate the Merger Agreement. If the Company so elects to terminate the Merger Agreement, the Company shall, immediately prior to any such termination, pay a termination fee in an amount equal to all of the expenses incurred by Parent in connection with this Merger Agreement, the negotiations leading to its execution, the examination and investigation of the Company, the preparation and negotiation of the Merger Agreement and related agreements, and in all other ways related to the Merger, including, but not limited to, all fees and expenses incurred by investment bankers, accountants, attorneys and other agents, plus the sum of $3 million in cash (the "Termination Payment") as liquidated damages and not as a penalty, immediately upon such termination, in same-day funds, provided that Parent shall not be in material breach of its obligations under the Merger Agreement. Moreover, the Company shall pay the Termination Payment if the Closing does not occur either (i) due to the Company's failure to satisfy a condition over which it has sole control prior to December 31, 1998; or (ii) because prior to December 31, 1999, the Company or any Subsidiary or affiliate of the Company or any of their respective shareholders publicly announces, enters into a letter of intent relating to, enters into a definitive agreement providing for, or consummates, a transaction, which, as announced, or as provided in such letter or agreement or as consummated, provides for or relates to the disposition of a controlling interest in the Company or the sale, transfer or other distribution of assets constituting a majority (measured by fair market value) of the consolidated assets of the Company.

     The Company will also pay a termination fee following the termination of the Merger Agreement by Parent (i) following a withdrawal by the Board of Directors of its recommendation that the shareholder approve the Merger Agreement (other than if the recommendation is withdrawn because the conditions to the consummation of the Merger cannot be fulfilled for any reason other than a breach by the Company), or

(ii)(A) by virtue of an uncured breach of representation or warranty by the Company or (B) the Company's failure to comply in any material respect with any of its covenants or agreements.

     Amendment. The Merger Agreement may be amended by the parties thereto at any time before or after the approval of the Merger Agreement by the shareholders of Parent or of the Company, but after such approval no amendment or modification shall be made which in any way materially adversely affects the rights of such shareholders without the further approval of such shareholders. Any amendment, modification or material waiver of the Merger Agreement shall be subject to approval of the Ohio Superintendent and the Iowa Commissioner. The Merger Agreement may not be amended, modified or supplemented except by written agreement of the parties thereto.

     Publicity. So long as this Merger Agreement is in effect, each of the parties hereto (i) shall not, and shall cause its affiliates not to, issue or cause the publication of any press release or other announcement to any Person with respect to the Merger Agreement or the transactions contemplated hereby without the consent of the other party, which consent shall not be unreasonably withheld or delayed; provided, however, that nothing contained herein shall (A) limit the right of each of the parties hereto and their affiliates to make a legally required filing or communication, provided that, to the extent possible, such party shall consult with the other party before making such filing or communication, or responding to any communications initiated by any non-affiliated Person, including, but not limited to, any rating agency or Governmental Entity, (B) prohibit either party hereto (or its affiliates) from initiating communications with, and making presentations to, any rating agency or Governmental Entity relating to the transactions contemplated hereby if such party gives prior notice thereof to the other party hereto, or (C) prohibit Parent or the Company or any of their respective affiliates from communicating to any third party information in any way relating to the Merger that has been made known to the general public, other than in violation of the Merger Agreement, prior to the time of such communication, (ii) shall cooperate fully with the other party hereto with respect to issuing or publishing any press release, or other announcement or other written communication to any non-affiliated Person and preparing written and oral communications to the employees and agents of each party hereto with the purpose of effectuating the Merger in the best interests of the respective shareholders of Parent and the Company and (iii) shall promptly notify the other party of any announcements which are made to affiliated Persons and any communications received from and responses provided to non-affiliated Persons, in either case, with respect to the Merger Agreement or the transactions contemplated hereby.

     Nonassignability. The Merger Agreement shall not be assigned by either party hereto by operation of Law or otherwise without the prior written consent of the other party hereto.

SHAREHOLDER AGREEMENT

     The following summary of the Shareholder Agreement dated as of June 3, 1998, by and among Parent, Purchaser and Allied Mutual with respect to the Common Shares and Preferred Shares owned by Allied Mutual is summarized below:

     Pursuant to the Shareholder Agreement, Allied Mutual agrees (i) not to sell, transfer, pledge, assign or otherwise dispose of, or enter into any contract, option or other arrangement (including any profit sharing arrangement) or understanding with respect to the sale, transfer, pledge, assignment or other disposition of, the Common Shares or shares of 6.75% Series Preferred Stock held by Allied Mutual (collectively, the "Securities") to any person other than Parent or Parent's designee, and (ii) not to enter into any voting arrangement, whether by proxy, voting agreement, voting, trust, power-of-attorney or otherwise, with respect to the Securities.

     Allied Mutual agrees not to, and agreed not to permit any investment banker, financial adviser, attorney, accountant or other representative or agent of Allied Mutual to, directly or indirectly (i) solicit, initiate or knowingly encourage (including by way of furnishing information), or knowingly facilitate any inquiries or the making of any proposal which constitutes, or may reasonably be expected to lead to, any Acquisition Proposal or (ii) participate in any discussions or negotiations regarding any Acquisition Proposal.

     At any meeting of shareholders of the Company called to vote upon the Merger and the Merger Agreement or at any adjournment thereof or in any other circumstances upon which a vote, consent or other approval (including by written consent) with respect to the Merger and the Merger Agreement is sought, Allied Mutual agrees to, including by initiating a written consent solicitation if requested by Parent, vote (or cause to be voted) Allied Mutual's Securities in favor of the Merger, the adoption of the Merger Agreement and the approval of the other transactions contemplated by the Merger Agreement. At any meeting of shareholders of the Company or at any adjournment thereof or in any other circumstances upon which Allied Mutual's vote, consent or other approval is sought, Allied Mutual will vote (or cause to be voted) Allied Mutual's Securities against (i) any merger (other than the Merger), consolidation, combination, sale of substantial assets, reorganization, recapitalization, dissolution, liquidation or winding up of or by the Company or any other Acquisition Proposal (collectively, "Alternative Transactions") or (ii) any amendment of the Company's Certificate of Incorporation or by-laws or other proposal or transaction involving the Company or any of its subsidiaries, which amendment or other proposal or transaction would in any manner impede, frustrate, prevent or nullify, the Merger, the Merger Agreement or any of the other transactions contemplated by the Merger Agreement including any consent to the treatment of any Securities in or in connection with such transaction (collectively, "Frustrating Transactions").

     Subject to governmental approvals, Allied Mutual irrevocably granted to, and appointed, any individual who shall be designated by Parent as Allied Mutual's proxy and attorney-in-fact (with full power of substitution), for and in the name, place and stead of Allied Mutual, to vote Allied Mutual's Securities, or grant a consent or approval in respect of such Securities, at any meeting of shareholders of the Company or at any adjournment thereof or in any other circumstances upon which their vote, consent or other approval is sought,
(i) in favor of the Merger, the adoption by the Company of the Merger Agreement and the approval of the other transactions contemplated by the Merger Agreement, and (ii) against any Alternative Transaction or Frustrating Transaction.

     Allied Mutual represented that any proxies heretofore given in respect of Allied Mutual's Securities are not irrevocable, and that any such proxies are revoked.

     Allied Mutual affirms that the proxy set forth in the Shareholder Agreement is coupled with an interest and is irrevocable until such time as this agreement terminates in accordance with its terms. The Allied Mutual further affirms that the irrevocable proxy is given in connection with the execution of the Merger Agreement, and that such irrevocable proxy is given to secure the performance of the duties of the Allied Mutual under this Agreement. Allied Mutual ratifies and confirms all that such irrevocable proxy may lawfully do or cause to be done by virtue hereof.

     Allied Mutual is not prohibited from providing information in response to an unsolicited Acquisition Proposal, engaging in negotiations regarding an unsolicited Acquisition Proposal, or recommending an unsolicited Acquisition Proposal to its policyholders.

     The Shareholder Agreement terminates on the earlier of (i) the termination of the Merger Agreement (except pursuant to Section 8.1(d) of the Merger Agreement) in accordance with its terms or (ii) the termination of the Allied Mutual Merger Agreement.

     Allied Mutual made certain representations and warranties regarding its authority to enter into the Shareholder Agreement, its ownership of the Securities, broker's fees and Parent's reliance.

     Parent made certain representations and warranties regarding its authority to enter into the Shareholder Agreement and compliance with securities laws.

     Certain of the directors and officers of the Company are also directors and/or officers of Allied Mutual and/or of Allied Group. Two of the Company's directors, Messrs. Kelly and Milligan (the "Unaffiliated Directors"), are not officers or directors of, or otherwise affiliated with, either Allied Mutual or Allied Group.

     Except as described in this Schedule 14D-1, there are no material contracts, agreements, arrangements or understandings or any actual or potential conflicts of interest between the Company or its affiliates and (i) any of the Company's executive officers, directors or affiliates or (ii) Purchaser and its executive officers, directors or affiliates.

     Dissenters' Rights and Other Matters. Holders of Common Shares will not have dissenters' rights as a result of the Offer. Pursuant to Section 490.1302 of the Iowa Corporation Act, shareholders may have dissenters' rights with respect to the Proposed Merger. In general, shareholders are entitled to dissent in the event of the consummation of (i) a plan of merger to which the corporation is a party if either (a) shareholder approval is required for the merger under the Iowa Corporation Act or the articles of incorporation and the shareholder is entitled to vote on the merger, or (b) the corporation is a subsidiary that has merged with its parent; and (ii) a plan of share exchange to which the corporation is a party as the corporation whose shares will be acquired if the shareholder is entitled to vote on the plan. Pursuant to Section
490.1325 of the Iowa Corporation Act, holders of Common Shares who have dissenters' rights, if any, and who comply with the applicable statutory procedures (and who have not otherwise agreed with the Company as to the value of their shares) will be entitled to receive the amount that the corporation estimates to be the fair value of the dissenter's shares, plus accrued interest.

     The foregoing summary of Sections 490.1302 and 490.1325 of the Iowa Corporation Act does not purport to be complete and is qualified in its entirety by reference to such statutory sections.

     The Merger would have to comply with any applicable Federal law at the time of its consummation. The SEC has adopted Rule 13e-3 under the Exchange Act which is applicable to certain "going private" transactions and which may under certain circumstances be applicable to the Merger. However, Rule 13e-3 would be inapplicable if (i) the Common Shares are deregistered under the Exchange Act prior to the Merger or (ii) the Merger is consummated within one year after the purchase of the Common Shares pursuant to the Offer and the amount paid per Common Share in the Merger is at least equal to the amount paid per Common Share in the Offer. If applicable, Rule 13e-3 requires, among other things, that certain financial information concerning the fairness of the proposed transaction and the consideration offered to minority shareholders in such transaction be filed with the SEC and disclosed to shareholders prior to consummation of the transaction.

     The Company Articles and the Company By-Laws. The Company's Articles of Incorporation dated July 20, 1993, as amended by Articles of Amendment dated August 3, 1993 and June 21, 1994 (the "Company Articles") and the Company's By-Laws as amended through December 18, 1997 (the "Company By-Laws") contain several provisions that may delay a change in control of the Company following the purchase of Common Shares by Purchaser pursuant to the Offer, including, among others, (i) a provision that the Company Board shall be classified, with each class elected for a term of three years and one class elected each year at the Company's annual meeting of shareholders, (ii) a provision requiring advance notice to the Company of any shareholder nominations for directors at an annual meeting of shareholders, (iii) a provision that directors may be removed with or without cause, but only at a meeting of the shareholders called for that purpose in the manner prescribed by law, which requires the affirmative vote of holders of fifty percent (50%) or more of the voting shares, and (iv) a provision that special meetings of shareholders may be called only by the President of the Company, the Company Board, or holders of at least fifty percent (50%) of the votes entitled to be cast on any issue proposed to be considered at the meeting.

     Pursuant to Article IV of the Company Articles and Section 3.2 of the Company By-Laws, the Company Board is divided into three nearly equal classes of directors, with each class elected for a term of three years. One class is elected at the Company's annual meeting of shareholders each year. The number of the Company's directors is currently limited to between three (3) and twenty-one
(21) pursuant to Section 3.1 of the Company By-Laws, and there are currently five (5) directors. Pursuant to Section 3.5 of the Company By-Laws and Section
490.808 of the Iowa Corporation Act, members of the Company Board may be removed with or without cause, but only by the affirmative vote of the holders of fifty percent (50%) or more of the outstanding voting shares.

     Pursuant to Section 5 of the Certificate of Designations of the 6.75% Series Preferred Stock of Allied Life Financial Corporation, in the event of any assignment, transfer, or other disposition of 6.75% Preferred shares to a person other than Allied Mutual or an affiliate or successor thereof, the Company has the option to redeem some or all of such shares in exchange for a cash redemption price.

     Amendment of the foregoing provisions of the Company Articles requires the affirmative vote of the holders of at least fifty percent (50%) of the Company's outstanding voting shares. Amendment of the foregoing provisions of the Company By-Laws requires a majority vote of the full Company Board or a majority vote of all shareholders entitled to vote at any meeting of the shareholders of record.

     The foregoing description of the Company Articles and the Company By-Laws is qualified in its entirety by reference to the full text of the Company Articles and the Company By-Laws, copies of which have been filed by the Company as exhibits to documents filed with the SEC and may be obtained in the manner described in Section 8 (except that copies may not be available at regional offices of the SEC).

13. DIVIDENDS AND DISTRIBUTIONS.

     In the event that the Company changes the number of Common Shares issued and outstanding prior to the Effective Time of the Merger as a result of a reclassification, stock split (including a reverse split), stock dividend or distribution, recapitalization, merger, subdivision or other similar transaction, the Merger Consideration shall be equitably adjusted.

14. CONDITIONS OF THE OFFER.

     Notwithstanding any other provision of the Offer, Purchaser shall not be required to accept for payment, or, subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) under the Exchange Act (relating to Purchaser's obligation to pay for or return tendered Common Shares after the termination or withdrawal of the Offer), to pay for any Common Shares not theretofore accepted for payment or paid for (i) unless (A) there are validly tendered and not properly withdrawn prior to the expiration of the Offer 2,000,000 Common Shares (the "Minimum Condition"), and (B) all insurance regulatory approvals necessary for Parent and Purchaser's acquisition of control of the Company and its Subsidiaries are obtained on terms and conditions reasonably satisfactory to Parent (the "Insurance Regulatory Condition") and any waiting period applicable to the consummation of the Offer and the Merger under the HSR Act shall not have expired or been terminated, or (ii) if at any time on or after the date of the Merger Agreement and at or before the time that the particular Common Shares are accepted for payment (whether or not any other Common Shares shall theretofore have been accepted for payment or paid for pursuant to the Offer) any of the following conditions exists:

          (a) there shall have occurred (i) any general suspension of, or limitation on prices for, trading in securities on the New York Stock Exchange, (ii) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, or (iii) a commencement of a war, armed hostilities or other international or national calamity directly involving the United States which has a material adverse effect on the general economic conditions in the United States;

          (b) any statute, rule, regulation, a temporary, preliminary or permanent order or injunction shall be promulgated, enacted, entered, enforced or deemed applicable to the Offer, the Merger or performance under the Merger Agreement, by any state, federal or foreign government or governmental authority or court or governmental agency of competent jurisdiction that (i) prohibits the consummation of the Offer or the Merger or (ii) imposes material limitations on the ability of Purchaser effectively to exercise full rights of ownership with respect to the Common Shares, including, without limitation, the right to vote any Common Shares purchased by it on all matters properly presented to the stockholders of the Company; provided that the Parent and Purchaser shall have used their best efforts to have any such decree, order or injunction vacated or reversed;

          (c) the Company shall have entered into an agreement obligating the Company to enter into an Acquisition Transaction with a person other than Parent, Purchaser or an affiliate of either;

          (d) (i) the Company shall have breached or failed to perform in any material respect any of its material obligations covenants or agreements under the Merger Agreement or (ii) there shall have occurred, on the part of the Company, a breach of any representation or warranty contained in the Merger

     Agreement as of the date of the Merger Agreement or at the time of the consummation of the Offer (other than representations and warranties made as of a specified date prior to the date of the Merger Agreement) which, in either case, if not cured would reasonably be expected to have a Material Adverse Effect (as defined in the Merger Agreement) and which is not curable or, if curable, is not cured with the later of (x) 30 calendar days after written notice of such breach is given by Parent to the Company of such breach and (y) the time of satisfaction of all conditions to the Offer not related to such breach; provided, however, that the representations contained in Sections 4.2 and 4.4 shall be true as of the consummation of the Offer.

          (e) the Company Board shall have withdrawn its recommendation or modified its recommendation in a manner adverse to Parent or Purchaser;

          (f) the failure to obtain any Governmental Approvals or third party Consents, which failure, in the aggregate, would have a Material Adverse Effect;

          (g) Any insurance regulatory approval necessary for the merger of Allied Mutual with and into Parent (the "Mutual Merger") shall not have been obtained on terms and conditions reasonably satisfactory to Parent;

          (h) the requisite vote of Allied Mutual policyholders in support of the Mutual Merger shall not have been obtained; and

          (i) the nominees of Parent to the Allied Mutual Board pursuant to the Mutual Merger shall not have been duly elected or appointed so as to constitute a majority of the directors on the Allied Mutual Board.

     The foregoing conditions are for the sole benefit of Purchaser and may be asserted by Purchaser regardless of the circumstances giving rise to any such condition or may be waived by Purchaser in whole or in part at any time and from time to time in its sole discretion (subject to the terms of the Merger Agreement). The failure by Purchaser at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right, the waiver of any such right with respect to particular facts and other circumstances shall not be deemed a waiver with respect to any other facts and circumstances, and each such right shall be deemed an ongoing right that may be asserted at any time and from time to time.

15. CERTAIN LEGAL MATTERS; REGULATORY APPROVALS; CERTAIN LITIGATION.

     General. Except as otherwise disclosed herein, based on a review of publicly available information filed by the Company with the SEC, neither Purchaser nor Parent is aware of (i) any license or regulatory permit that appears to be material to the business of the Company and its subsidiaries, taken as a whole, that might be adversely affected by the acquisition of Common Shares and the indirect acquisition of the capital stock of the Company's insurance subsidiary by Parent or Purchaser pursuant to the Offer or the Proposed Merger, or (ii) any approval or other action by any governmental, administrative or regulatory agency or authority, domestic, foreign or supranational, that would be required for the acquisition or ownership of Common Shares, or the indirect acquisition of the capital stock of the Company's insurance subsidiaries by Parent or Purchaser as contemplated herein. Should any such approval or other action be required, Parent and Purchaser currently contemplate that such approval or action would be sought. While Purchaser does not currently intend to delay the acceptance for payment of Common Shares tendered pursuant to the Offer pending the outcome of any such matter, there can be no assurance that any such approval or action, if needed, would be obtained or would be obtained without substantial conditions or that adverse consequences might not result to the business of the Company, Purchaser or Parent or that certain parts of the businesses of the Company, Purchaser or Parent might not have to be disposed of in the event that such approvals were not obtained or any other actions were not taken. Purchaser's obligation under the Offer to accept for payment and pay for Common Shares is subject to certain conditions. See
Section 14.

     State Insurance Approvals. The acquisition of Common Shares pursuant to the Offer will require a filing with, and approval of, the Insurance Commission under the Insurance Code of Iowa, which is the United States jurisdiction in which the Company and the insurance company owned or otherwise controlled by the Company are domiciled, and may require the approval of the Insurance Commissioner in Ohio pursuant to

Section 3925.08(D)(2) of the Ohio Revised Code. The Insurance Code of Iowa contains provisions applicable to the acquisition of control of a domestic insurer, including a presumption of control that arises from the ownership of ten percent (10%) or more of the voting securities of a domestic insurer or of any person that controls a domestic insurer.

     Generally, a person seeking to acquire voting securities, such as the Common Shares, in an amount that would result in such person controlling, directly or indirectly, a domestic insurer must, together with any person ultimately controlling such person, file a Form A with the relevant Insurance Commission and send a copy of such Form A to the domestic insurer. Parent and Purchaser made a Form A filing with the Insurance Commission and sent a copy thereof to the domestic insurer on the date of this Offer to Purchase. In addition, Parent is evaluating whether the approvals of any other Insurance Commissioners are required and, if Parent determines that any such approvals are required, the Insurance Regulatory Condition will be deemed to include the receipt of such approvals.

     In Iowa, the Form A filing triggers public hearing requirements and a statutory period within which a decision must be rendered approving or disapproving the acquisition of control. The period within which a hearing must be commenced or a decision rendered may not begin until the Insurance Commissioner has deemed the Form A filing complete, and the Insurance Commissioner has discretion to request that Parent and Purchaser furnish additional information before such Insurance Commissioner deems the Form A filing complete. The Iowa Insurance Code provides that a public hearing must be commenced within thirty (30) days after the Form A is filed and that the Insurance Commissioner must make the determination within thirty (30) days after the conclusion of such hearing. As discussed in Section 1 above, Parent and Purchaser currently expect that the Iowa Form A hearing will be held in late July 1998.

     The Iowa Insurance Code generally requires the Insurance Commissioner to approve the application for the acquisition of control unless the Insurance Commissioner determines, after a public hearing, that such application should be disapproved on one or more prescribed regulatory grounds. The Iowa Insurance Code also contains provisions providing generally for judicial review of an Insurance Commissioner's order.

     Section 3925.08(D)(2) of the Ohio Insurance Code requires certain insurance companies domiciled in Ohio to obtain approval from the Ohio Insurance Commissioner for certain investments in the outstanding stocks of a corporation where such investment exceeds two and one-half percent (2 1/2%) of the total admitted assets of the company making the investment as of the preceding December 31.

     Antitrust. Under the HSR Act and the rules that have been promulgated thereunder by the Federal Trade Commission (the "FTC"), certain acquisition transactions may not be consummated unless certain information has been furnished to the Antitrust Division of the Department of Justice (the "Antitrust Division") and to the FTC and certain waiting period requirements have been satisfied. Parent expects to file such information as soon as practicable following the date hereof. Under the provisions of the HSR Act applicable to the Offer, the purchase of Common Shares pursuant to the Offer may not be consummated until the expiration of a 15-calendar day waiting period following the filing by Parent, unless the Antitrust Division and the FTC terminate the waiting period prior thereto. If, within such 15-day period, either the Antitrust Division or the FTC requests additional information or material from Parent concerning such Offer, the waiting period will be extended and would expire at 11:59 p.m., New York City time, on the tenth calendar day after the date of substantial compliance by Parent with such request. Only one extension of the waiting period pursuant to a request for additional information is authorized by the HSR Act. Thereafter, such waiting period may be extended only by court order or with the consent of Parent. Purchaser will not accept for payment Common Shares tendered pursuant to the Offer unless and until the waiting period requirements imposed by the HSR Act with respect to the Offer have been satisfied. See Section 14.

     The FTC and the Antitrust Division frequently scrutinize the legality under the antitrust laws of transactions such as Purchaser's acquisition of Common Shares pursuant to the Offer. At any time before or after Purchaser's acquisition of Common Shares, the Antitrust Division or the FTC could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the acquisition of Common Shares pursuant to the Offer or otherwise or seeking divestiture of Common Shares acquired by Purchaser or divestiture of substantial assets of Parent or its subsidiaries. Private parties and state attorneys general may also bring legal action under the antitrust laws under certain circumstances. There can be no assurance that a challenge to the Offer or other acquisition of Common Shares by Purchaser on antitrust grounds will not be made or, if such a challenge is made, of the result. See Section 14 for certain conditions to the Offer, including conditions with respect to litigation and certain governmental actions.

     State Takeover Statutes. Various states throughout the United States have enacted takeover statutes that purport, in varying degrees, to be applicable to attempts to acquire securities of corporations that are incorporated or have assets, shareholders, executive offices or places of business in such states. In Edgar v. Mite Corp., the United States Supreme Court held that the Illinois Business Takeover Act, which involved state securities laws that made the takeover of certain corporations more difficult, imposed a substantial burden on interstate commerce and therefore was unconstitutional. In CTS Corp. v. Dynamics Corp. of America, however, the United States Supreme Court held that a state may, as a matter of corporate law and, in particular, those laws concerning corporate governance, constitutionally disqualify a potential acquirer from voting on the affairs of a target corporation without prior approval of the remaining shareholders, provided that such laws were applicable only under certain conditions.

     The State of Iowa has a takeover statute, but it does not apply to an offer in which the target company is an insurance company or insurance holding company subject to regulation by the Commissioner of Insurance. Accordingly, Parent and Purchaser have not complied with the Iowa takeover statute.

     Except as described in this Offer to Purchase, neither Purchaser nor Parent has currently complied with any state takeover statute or regulation. Purchaser reserves the right to challenge the applicability or validity of any state law purportedly applicable to the Offer or the Proposed Merger, and nothing in this Offer to Purchase or any action taken in connection with the Offer or the Proposed Merger is intended as a waiver of such right. If it is asserted that any state takeover statute is applicable to the Offer or the Proposed Merger and an appropriate court does not determine that it is inapplicable or invalid as applied to the Offer or the Proposed Merger, Purchaser might be required to file certain information with, or to receive approvals from, the relevant state authorities, and Purchaser might be unable to accept for payment or pay for Common Shares tendered pursuant to the Offer, or be delayed in consummating the Offer or the Proposed Merger. In such case, Purchaser may not be obliged to accept for payment or pay for any Common Shares tendered pursuant to the Offer.

     A number of other states have adopted laws and regulations applicable to attempts to acquire securities of corporations which are incorporated, or have substantial assets, shareholders, principal executive offices or principal places of business, or whose business operations otherwise have substantial economic effects, in such states. Purchaser does not know whether any of these laws will, by their terms, apply to the Offer and has not complied with any such laws. Should any person seek to apply any state takeover law, Purchaser will take such action as then appears desirable, which may include challenging the validity or applicability of any such statute in appropriate court proceedings. In the event it is asserted that one or more state takeover laws are applicable, and an appropriate court does not determine that such law is, or such laws are, inapplicable or invalid as applied to the Offer, Purchaser might be required to file certain information with, or receive approvals from, the relevant state authorities. In addition, if enjoined, Purchaser might be unable to accept for payment any Common Shares tendered pursuant to the Offer, or be delayed in continuing or consummating the Offer. In such case, Purchaser may not be obligated to accept for payment any Common Shares tendered. See Section 14.

Certain Litigation

     On December 31, 1997, a complaint was filed by Mary M. Rieff, a policyholder of Allied Mutual, in the Iowa District Court in and for Polk County Iowa, against Allied Group and certain other individuals who are or were officers and/or directors of Allied Mutual and Allied Group. The Company is not a party to this proceeding. The complaint, an alleged policyholder derivative action brought on behalf of Allied Mutual, asserts, among other things, (a) that the defendants were responsible for the inappropriate transfer of Allied Mutual's corporate assets, the seizure of certain corporate opportunities, and the implementation of an improper de facto demutualization without informing or compensating policyholders or receiving the appropriate approval from regulatory authorities; (b) that this allegedly wrongful demutualization began on or about January 1, 1985 and was accomplished through transfers of Allied Mutual's assets to Allied Group and to the individual defendants for inadequate consideration; (c) that the individual defendants breached fiduciary duties owed to Allied Mutual, wasted its corporate assets, and intentionally interfered with its contracts, prospective business advantage, and business relationships; and (d) that the defendants improperly transferred substantial ownership of and control over Allied Group and Allied Mutual's insurance business. The complaint further asserts that as a result of the foregoing, Allied Mutual and its policyholders have suffered damages in excess of $500 million. The complaint requests an accounting of the assets allegedly wrongfully transferred to Allied Group and compensation to Allied Mutual for the value of such assets, for the seizure of corporate opportunities, and for the de facto demutualization of Allied Mutual. The complaint also asks for certain other relief, including attorneys' fees and costs, equitable relief and interest, and restitution for any assets wrongfully transferred or conveyed.

     On June 1, 1998, a motion was filed by Mary M. Rieff seeking to enjoin the defendant directors of Allied Mutual from considering, negotiating or approving any transaction on behalf of Allied Mutual with Parent or any third party because of alleged conflicts of interest of the members of the Board of Directors of Allied Mutual.

     On June 4, 1998, the complaint was amended to include a class action component.

16. FEES AND EXPENSES.

     Except as set forth below, neither Parent nor Purchaser will pay any fees or commissions to any broker, dealer or other person for soliciting tenders of Common Shares pursuant to the Offer. Parent and Purchaser have engaged Credit Suisse First Boston as the Dealer Manager in connection with the Offer and as financial advisor to Parent in connection with its effort to acquire the Company. Parent has agreed to pay Credit Suisse First Boston (in its capacity as Dealer Manager and financial advisor) a fee of $6 million in the aggregate in connection with the Offer and related transactions in which Parent or a subsidiary of Parent will merge with Allied Mutual and Allied Group, Inc. ("Allied Group") (of which a non-refundable payment of $500,000 was paid upon the commencement of the Offer to Purchase Allied Group dated May 19, 1998) upon the consummation of an acquisition of the Company by Parent. Parent has also agreed to reimburse Credit Suisse First Boston (in its capacity as Dealer Manager and financial advisor) for its reasonable out-of-pocket expenses, including the reasonable fees and expenses of its legal counsel, incurred in connection with its engagement, and to indemnify Credit Suisse First Boston and certain related persons against certain liabilities and expenses in connection with its engagement, including certain liabilities under the Federal securities laws. Credit Suisse First Boston has rendered various investment banking and other advisory services to Parent and its affiliates in the past and is expected to continue to render such services, for which it has received and will continue to receive customary compensation from Parent and its affiliates. In the ordinary course of business, Credit Suisse First Boston and its affiliates may actively trade or hold the securities of the Company and Parent for their own account or for the account of customers and, accordingly, may at any time hold a long or short position in such securities.

     Purchaser has retained Georgeson & Company Inc. to act as the Information Agent in connection with the Offer. The Information Agent may provide advice and consultation concerning the planning and execution of the Offer; assist in the preparation and placement of newspaper ads; assist in the distribution of Offer documents to brokers, banks, nominees, institutional investors, and other shareholders and investment community accounts; answer collect telephone inquiries from shareholders and their representatives; and call or otherwise contact individuals who are registered holders. The Information Agent will receive reasonable and customary compensation for its services, will be reimbursed for certain reasonable out-of-pocket expenses and will be indemnified against certain liabilities and expenses in connection therewith, including certain liabilities under the Federal securities laws.

     In addition, ChaseMellon Shareholder Services, L.L.C. has been retained as the Depositary. The Depositary has not been retained to make solicitations or recommendations in its role as Depositary. The Depositary will receive reasonable and customary compensation for its services, will be reimbursed for certain reasonable out-of-pocket expenses and will be indemnified against certain liabilities and expenses in connection therewith, including certain liabilities under the Federal securities laws. Brokers, dealers, commercial banks and trust companies will be reimbursed by Purchaser for customary mailing and handling expenses incurred by them in forwarding offering material to their customers.

17. MISCELLANEOUS.

     Purchaser is not aware of any jurisdiction where the making of the Offer is prohibited by any administrative or judicial action pursuant to any valid state statute. If Purchaser becomes aware of any valid state statute prohibiting the making of the Offer or the acceptance of the Common Shares pursuant thereto, Purchaser will make a good faith effort to comply with such state statute. If, after such good faith effort, Purchaser cannot comply with any such state statute, the Offer will not be made to (nor will tenders be accepted from or on behalf of) the holders of Common Shares in such state. In any jurisdiction where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of Purchaser by one or more registered brokers or dealers which are licensed under the laws of such jurisdiction.

     No person has been authorized to give any information or make any representation on behalf of Parent or Purchaser not contained in this Offer to Purchase or in the Letter of Transmittal and, if given or made, such information or representation must not be relied upon as having been authorized.

     Parent and Purchaser have filed with the SEC the Schedule 14D-1, together with exhibits, pursuant to Rule 14d-3 of the General Rules and Regulations under the Exchange Act, furnishing certain additional information with respect to the Offer. The Schedule 14D-1, and any amendments thereto, may be inspected at, and copies may be obtained from, the same places and in the same manner as set forth in Section 8 (except that they may not be available at the regional offices of the SEC).

                                         NATIONWIDE LIFE ACQUISITION CORPORATION

June 10, 1998

                                   SCHEDULE I

                            DIRECTORS AND EXECUTIVE
                      OFFICERS OF PARENT AND THE PURCHASER

     1. DIRECTORS AND EXECUTIVE OFFICERS OF PARENT. The following table sets forth the name and present principal occupation or employment, and material occupations, positions, offices or employments for the past five years of each director and executive officer of Parent. Except as noted, each such person is a citizen of the United States of America. The business address of each such person is c/o Nationwide Mutual Insurance Company, One Nationwide Plaza, Columbus, Ohio 43215.

DIRECTORS

     The following individuals serve as directors of Parent as of June 10, 1998:

Arden L. Shisler, Chairman
Lewis J. Alphin
A. I. Bell
Richard D. Crabtree
Keith W. Eckel
Willard J. Engel
Fred C. Finney
Charles L. Fuellgraf, Jr.
Dimon R. McFerson
David O. Miller
Yvonne L. Montgomery
James F. Patterson
Robert L. Stewart
Nancy C. Thomas
Harold W. Weihl

     Arden L. Shisler, Director of Parent since April 1984. Mr. Shisler has served as Chairman of the Board of Parent since 1992. Mr. Shisler has served as the President and Chief Executive Officer of K&B Transport, Inc., a trucking firm in Dalton, Ohio, since January 1992. He is a Director of the National Cooperative Business Association.

     Lewis J. Alphin, Director of Parent since April 1993. Mr. Alphin has been a farm owner and operator since 1971.

     A. I. Bell, Director of Parent since April 1998. Mr. Bell has owned and operated Bell Farms since March 1974.

     Richard D. Crabtree, Director of Parent since April 1996. Mr. Crabtree has served as President and Chief Operating Officer of Parent since April 1996. Mr. Crabtree served as Executive Vice President of Property/Casualty Operations of Parent from April 1995 to April 1996. He served as Senior Vice President of Property and Casualty Operations of Parent from May 1994 to April 1995. He served as Senior Vice President of State Operations of Parent from September 1993 to May 1994. He served as a Vice President Regional Manager of Parent from December 1985 to September 1993.

     Keith W. Eckel, Director of Parent since April 1996. Mr. Eckel is a Partner of Fred W. Eckel Sons and has served as the President of Eckel Farms, Inc. since May 1968.

     Willard J. Engel, Director of Parent since April 1994. Mr. Engel served as General Manager of the Lyon County Cooperative Oil Co. from March 1975 until his retirement in September 1997.

     Fred C. Finney, Director of Parent since April 1992. Mr. Finney has been owner and operator of Moreland Fruit Farm and operator of Melrose Orchard since January 1985.

     Charles L. Fuellgraf, Jr., Director of Parent since April 1969. Mr. Fuellgraf has served as the Chief Executive Officer of Fuellgraf Electric Company, an electrical contractor, of Butler, Pennsylvania, and Nashville, Tennessee, since 1986.

     Dimon R. McFerson, Director of Parent since April 1988. Mr. McFerson has served as the Chairman and Chief Executive Officer - Nationwide Insurance Enterprise of Parent since April 1996, and was President and Chief Executive Officer of Parent from December 1992 to April 1996. He served as Director and Chief Executive Officer from December 1992 to November 1993, Director and President and Chief Executive Officer - Nationwide Insurance Enterprise from November 1993 to April 1996, and Director and Chairman and Chief Executive Officer - Nationwide Insurance Enterprise from April 1996 to present for the Nationwide Life Insurance Company and Nationwide Life and Annuity Insurance Company.

     David O. Miller, Director of Parent since April 1985. Mr. Miller is President of Owen Potato Farm, Inc. since 1962; a partner with M&M Enterprises in Licking County, Ohio, since 1974; Chairman of the Board of the Wausau Insurance Companies since May 1992; and Chairman of the Board of Nationwide Life Insurance Company since April 1998, and Nationwide Life and Annuity Insurance Company and a director of the National Cooperative Business Association and International Cooperative Alliance.

     Yvonne L. Montgomery, Director of Parent since April 1998. Ms. Montgomery has served as Senior Vice President/General Manager of Southern Customer Operations for U.S. Customer Operations of Xerox Corporation since January 1996. From March 1995 to January 1996, Ms. Montgomery served as Vice President of Marketing & Strategy Integration, ACO of Xerox Corporation; from August 1993 to March 1995, Ms. Montgomery served as Executive Assistant to the Chairman/Chief Executive Officer of Xerox Corporation; and from January 1991 to August 1993, Ms. Montgomery served as Vice President - New York Area for Xerox Corporation.

     James F. Patterson, Director of Parent since April 1989. Mr. Patterson is President of Patterson Farms, Inc. since December 1991, and Vice President of Pattersons, Inc. since 1964. Mr. Patterson has served as the Chairman of the Board of Nationwide Mutual Fire Insurance Company since April 1994. He serves as director of the National Cooperative Business Association.

     Robert L. Stewart, Director of Parent since April 1989. Mr. Stewart is the owner of Sunnydale Farms since 1960 and owner of Sunnydale Mining since 1989. He has served as Chairman of the Board of the Farmland Insurance Companies since May 1994 and also serves as a director of the National Cooperative Business Association.

     Nancy C. Thomas, Director of Parent since April 1986. Mrs. Thomas is a farm owner and operator of Da-Ma-Lor Farms since December 1958. Mrs. Thomas has served as the Chairman of the Board of Nationwide Property and Casualty Insurance Company since April 1989.

     Harold W. Weihl, Director of Parent since April 1990. Mr. Weihl has been farm owner and operator of Weihl Farms since April 1950. Mr. Weihl has served as Chairman of the Board of Nationwide General Insurance Company since April 1996.

EXECUTIVE OFFICERS

     The following table sets forth certain information regarding the executive officers of Parent:

         NAME                             OFFICE OR POSITION HELD
Dimon R. McFerson......  Chairman and Chief Executive Officer - Nationwide
                         Insurance Enterprise
Richard D. Crabtree....  President and Chief Operating Officer
Robert A. Oakley.......  Executive Vice President - Chief Financial Officer
Robert J. Woodward,
  Jr. .................  Executive Vice President - Chief Investment Officer
James E. Brock.........  Senior Vice President - Corporate Development
Charles A. Bryan.......  Senior Vice President - Chief Actuary of Parent
John R. Cook, Jr.......  Senior Vice President - Chief Communications Officer
Thomas L. Crumrine.....  Senior Vice President
W. Sidney Druen........  Senior Vice President and General Counsel and Assistant
                         Secretary
Danny M. Fullerton.....  Senior Vice President - Property and Casualty Marketing
Philip C. Gath.........  Senior Vice President - Chief Actuary of Parent
Richard D. Headley.....  Senior Vice President - Chief Information Technology
                         Officer
David R. Jahn..........  Senior Vice President - Commercial Insurance
Donna A. James.........  Senior Vice President - Human Resources
Richard A. Karas.......  Senior Vice President - Sales - Financial Services
Edwin P. McCausland,
  Jr. .................  Senior Vice President - Fixed Income Securities
Douglas C. Robinette...  Senior Vice President - Life Marketing and Product
                         Management
James A. Taylor........  Senior Vice President - Property and Casualty Insurance
Richard M. Waggoner....  Senior Vice President - Shared Services
Susan A. Wolken........  Senior Vice President - Life Company Operations

     For biographical information concerning Messrs. McFerson and Crabtree, see
Section 1 above.

     Robert A. Oakley has served as Executive Vice President - Chief Financial Officer of Parent since April 1995. Mr. Oakley served as Senior Vice
President - Chief Financial Officer of Parent from October 1993 to April 1995. From November 1984 to October 1993, Mr. Oakley served as Vice President and Corporate Controller of Parent.

     Robert J. Woodward, Jr., has served as Executive Vice President - Chief Investment Officer of Parent since August 1995. From March 1991 to August 1995, Mr. Woodward served as Senior Vice President - Fixed Income Investments of Parent.

     James E. Brock has served as Senior Vice President - Corporate Development of Parent since June 1997. Mr. Brock served as Senior Vice President - Life Company Operations of Parent from April 1996 to June 1997. From November 1990 to April 1996, Mr. Brock served as Senior Vice President - Investment Product Operations of Parent.

     Charles A. Bryan has served as Senior Vice President - Chief Actuary of Parent since June 1998. Mr. Bryan served as Chief Operating Officer of Direct Response Corporation from August 1996 to May 1998. From January 1989 to July 1996, Mr. Bryan served as a Partner at Ernst & Young.

     John R. Cook, Jr., has served as Senior Vice President - Chief Communications Officer of Parent since May 1997. From July 1989 to May 1997, Mr. Cook served as Senior Vice President - Chief Communications Officer of USAA.

     Thomas L. Crumrine has served as President - Nationwide Agencies (appointed position) and Senior Vice President of Parent since September 1997. He served as Senior Vice President - Property and Casualty Insurance of Parent from March 1996 to September 1997. Mr. Crumrine served as Senior Vice President of Claims of Parent from April 1995 to March 1996, Vice President of Claims of Parent from April 1994 to April 1995, and Vice President - Property and Casualty Claims Services of Parent from June 1993 to April 1994.

     W. Sidney Druen has served as Senior Vice President and General Counsel and Assistant Secretary of Parent since September 1994. From October 1989 to September 1994, Mr. Druen served as Vice President and Deputy General Counsel and Assistant Secretary of Parent.

     Danny M. Fullerton has served as Senior Vice President - Property and Casualty Marketing of Parent since November 1996. From July 1994 to November 1996, Mr. Fullerton served as Vice President - Agency Operations of Parent. From December 1990 to July 1994, Mr. Fullerton served as Vice President Regional Manager of Parent.

     Philip C. Gath has served as Senior Vice President - Chief Actuary of Parent since June 1998. Mr. Gath served as Vice President - Product Manager-Individual Variable Annuity of Parent from July 1997 to June 1998. From August 1989 to July 1997, Mr. Gath served as Vice President - Individual Life Actuary of Parent.

     Richard D. Headley has served as Senior Vice President - Chief Information Technology Officer of Parent since October 1997. From January 1975 to October 1997, Mr. Headley served in various positions in BANK ONE Corporation.

     David R. Jahn has served as Senior Vice President-Commercial Insurance of Parent since March 1998. Mr. Jahn served as Vice President-Resource Management of Parent from March 1996 to March 1998. From November 1993 to March 1996, Mr. Jahn served as Vice President-Regional Manager of Parent. From August 1992 to November 1993, Mr. Jahn served as Vice President of Parent and as Senior Vice President-South Central Division of EMPLOYERS INSURANCE OF WAUSAU A Mutual Company.

     Donna A. James has served as Senior Vice President - Human Resources of Parent since December 1997. Ms. James served as Vice President - Human Resources of Parent from July 1996 to December 1997, Vice President and Assistant to the Chief Executive Officer of Parent from March 1996 to July 1996, Associate Vice President and Assistant to CEO of Parent from May 1994 to March 1996, and Administrative Officer and Executive Assistant to the CEO of Parent from April 1993 to May 1994.

     Richard A. Karas has served as Senior Vice President of Sales-Financial Services of Parent since March 1993.

     Edwin P. McCausland, Jr., has served as Senior Vice President-Fixed Income Securities of Parent since April 1998. Mr. McCausland served as Vice President-Fixed Income Securities of Parent from February 1997 to April 1998. From May 1989 to February 1997, Mr. McCausland served as Vice President-Managing Director of Massachusetts Mutual Life Insurance Company.

     Douglas C. Robinette has served as Senior Vice President-Life Marketing and Product Management of Parent since June 1998. Mr. Robinette served as Executive Vice President-Customer Services of EMPLOYERS INSURANCE OF WAUSAU A Mutual Company from September 1996 to May 1998; Executive Vice President-Finance and Insurance Services from May 1995 to September 1996; Senior Vice President-Finance and Insurance Services from November 1994 to May 1995; and Senior Vice President-Finance from May 1993 to November 1994. Mr. Robinette served as Vice President of Parent from July 1993 to April 1994.

     James A. Taylor has served as Senior Vice President - Property and Casualty Insurance of Parent since March 1996. Mr. Taylor served as Vice President of North Carolina, Alabama and Georgia operations of Parent from January 1996 to March 1996; Vice President of North Carolina operations of Parent from October 1994 to January 1996; Vice President - Regional Manager of Parent from May 1994 to October 1994; Senior Vice President - State Operations and Regional Manager of Parent from September 1993 to May 1994; and Vice President - Regional Manager of Parent from January 1989 to September 1993.

     Richard M. Waggoner has served as Senior Vice President - Shared Services of Parent since April 1997. Mr. Waggoner served as Executive Vice
President - Standard/Custom Accounts from April 1996 to April 1997, and Executive Vice President of Division Operations from November 1993 to April 1996 for the Wausau Insurance Companies. He served as Vice President of Parent from January 1990 to April 1994 and served in the positions of Director, Vice Chairman, and President and Chief Operating Officer with Colonial Insurance Company of Wisconsin between 1990 and 1994.

     Susan A. Wolken has served as Senior Vice President - Life Company Operations of Parent since June 1997. Ms. Wolken served as Senior Vice President of Enterprise Administration of Parent from July 1996 to June 1997; Senior Vice President - Human Resources of Parent from April 1995 to July 1996; Vice President - Human Resources of Parent from September 1993 to April 1995; and Vice President - Individual Life and Health Operations of Parent from October 1989 to September 1993.

     2. DIRECTORS AND EXECUTIVE OFFICERS OF PURCHASER. The following table sets forth the name and present principal occupation or employment, and material occupations, positions, offices or employments for the past five years for each director and executive officer of Purchaser. Each such person is a citizen of the United States of America and the business address of each such person is c/o Nationwide Group Acquisition Corporation, One Nationwide Plaza, Columbus, Ohio 43215.

DIRECTORS

     The following individuals serve as directors of Purchaser as of June 10, 1998:

     Dimon R. McFerson
     Richard D. Crabtree
     Robert A. Oakley

     For biographical information concerning Messrs. McFerson, Crabtree and Oakley, see Section 1 above.

EXECUTIVE OFFICERS

     The following table sets forth certain information regarding the executive officers of Purchaser:

               NAME                                 OFFICE OR POSITION HELD
Dimon R. McFerson..................  Chairman and Chief Executive Officer - Nationwide
                                     Insurance Enterprise
Richard D. Crabtree................  President and Chief Operating Officer
Robert A. Oakley...................  Executive Vice President - Chief Financial Officer
W. Sidney Druen....................  Senior Vice President and General Counsel and
                                     Assistant Secretary
Duane M. Campbell..................  Vice President - Treasurer
Dennis W. Click....................  Vice President and Secretary
David A. Diamond...................  Vice President - Enterprise Controller
Mark B. Koogler....................  Vice President and Associate General Counsel

     For biographical information concerning Messrs. McFerson, Crabtree, Oakley and Druen, see Section 1 above.

     Duane M. Campbell has served as Vice President - Treasurer of Parent since August 1996. Mr. Campbell served as Assistant Treasurer of Parent from January 1987 to August 1996.

     Dennis W. Click has served as Vice President and Secretary of Parent since December 1997. Mr. Click served as Vice President and Assistant Secretary of Parent from August 1994 to December 1997. From August 1989 to August 1994, Mr. Click served as Associate Vice President and Assistant Secretary of Parent.

     David A. Diamond has served as Vice President - Enterprise Controller of Parent since August 1996. Mr. Diamond served as Vice President - Controller of Nationwide Life Insurance Company and Nationwide Life and Annuity Insurance Company from October 1993 to August 1996. From April 1991 to October 1993, Mr. Diamond served as Associate Vice President-Corporate Accounting of Parent.

     Mark B. Koogler has served as Vice President-Associate General Counsel of Parent since September 1997. Mr. Koogler served as Associate Vice President-Associate General Counsel of Parent from September 1996 to September 1997. From February 1994 to September 1996, Mr. Koogler served as Associate General Counsel of Parent and from March 1992 to February 1994, Mr. Koogler served as Assistant General Counsel of Parent.

                      [This Page Intentionally Left Blank]

     Facsimile copies of the Letter of Transmittal, properly completed and duly signed, will be accepted. The Letter of Transmittal, certificates for the Common Shares and any other required documents should be sent by each shareholder of the Company or his broker, dealer, commercial bank, trust company or other nominee to the Depositary as follows:

                        The Depositary for the Offer is:

                    CHASEMELLON SHAREHOLDER SERVICES, L.L.C.

              By Mail:                      By Overnight Courier Delivery:                      By Hand:
        Post Office Box 3301                  85 Challenger Road -- Mail                120 Broadway, 13th Floor
     South Hackensack, NJ 07606                      Drop - Reorg                          New York, NY 10271
        Attn: Reorganization                   Ridgefield Park, NJ 07660                   Attn: Reoganization
             Department                          Attn: Reorganization                          Department
                                                      Department

                           By Facsimile Transmission:
                                 (201) 329-8936
                             Confirm by Telephone:
                                 (201) 296-4860

     Any questions or requests for assistance may be directed to the Information Agent or the Dealer Manager at their respective telephone numbers and locations listed below. Additional copies of the Offer to Purchase, the Letter of Transmittal and the Notice of Guaranteed Delivery may be obtained from the Information Agent at its address and telephone numbers set forth below. Holders of Common Shares may also contact their broker, dealer, commercial bank or trust company or other nominee for assistance concerning the Offer.

                    The Information Agent for the Offer is:

                            GEORGESON & COMPANY INC.

                               Wall Street Plaza
                               New York, NY 10005
                Bankers and Brokers call collect: (212) 440-9800
                   All Others Call Toll-Free: (800) 223-2064
               INTERNET: World Wide Web http://www.georgeson.com

                      The Dealer Manager for the Offer is:

                     CREDIT SUISSE FIRST BOSTON CORPORATION

                             Eleven Madison Avenue
                               New York, NY 10010
                         Call Toll Free: (800) 863-6558